Exhibit 10.1

Execution Copy

TERM LOAN CREDIT AGREEMENT

Dated as of July 13, 2010

among

POSTMEDIA NETWORK INC.,

as the Borrower,

POSTMEDIA NETWORK CANADA CORP.,

as Holdings

THE SUBSIDIARY GUARANTORS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,

as

Syndication Agent,

THE BANK OF MONTREAL, CANADIAN IMPERIAL BANK OF COMMERCE, THE BANK

OF NOVA SCOTIA,

ROYAL BANK OF CANADA AND THE TORONTO-DOMINION BANK,

as

Co-Documentation Agents,

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

J.P. MORGAN SECURITIES INC.

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as

Joint Lead Arrangers and Joint Bookrunners

i

4.02	Each Credit Event	56

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	56
5.02	Authorization; No Contravention	56
5.03	Governmental Authorization; Other Consents	57
5.04	Binding Effect	57
5.05	Financial Statements	57
5.06	Litigation	57
5.07	No Default	58
5.08	Ownership of Property; Liens; Intellectual Property	58
5.09	Environmental Compliance	58
5.10	Taxes	58
5.11	Pension Plans	58
5.12	Subsidiaries	60
5.13	Margin Regulations; Investment Company Act	60
5.14	Disclosure	60
5.15	Compliance with Laws	60
5.16	Court Approval	60
5.17	Solvency	60
5.18	Security Agreement	60

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	61
6.02	Certificates; Other Information	62
6.03	Notices	63
6.04	Payment of Obligations	64
6.05	Preservation of Existence, Etc.	64
6.06	Maintenance of Properties	64
6.07	Maintenance of Insurance	64
6.08	Compliance with Laws	64
6.09	Books and Records	64
6.10	Inspection Rights	65
6.11	Covenant to Guarantee Obligations and Give Security	65
6.12	Maintenance of Ratings	66
6.13	Use of Proceeds	66
6.14	Post-Closing Actions	66

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	67
7.02	Indebtedness	70
7.03	Fundamental Changes, Dispositions	73
7.04	Change in Nature of Business	73
7.05	Transactions with Affiliates	74
7.06	Holdings	74
7.07	Financial Covenants	74
7.08	Burdensome Agreements	75
7.09	Restricted Payments	76
7.10	Investments	77
7.11	Amendments of Organization Documents and Indebtedness Agreements	79
7.12	Accounting Changes	79
7.13	Sale and Leaseback Transactions	80
7.14	Swap Contracts	80
7.15	Capital Expenditures	80
7.16	Pension Plan Compliance	80
7.17	Canadian Status	80

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	81
8.02	Remedies Upon Event of Default	83
8.03	Application of Funds	83

ARTICLE IX
ADMINISTRATIVE AGENT; COLLATERAL AGENT

9.01	Appointment and Authority	84
9.02	Rights as a Lender	84
9.03	Exculpatory Provisions	85
9.04	Reliance by Administrative Agent and the Collateral Agent	85
9.05	Delegation of Duties	85
9.06	Resignation of Administrative Agent or Collateral Agent	86
9.07	Notice of Default	86
9.08	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	86
9.09	Indemnification	87
9.10	No Other Duties, Etc.	87
9.11	Administrative Agent May File Proofs of Claim	87

9.12	Collateral and Guaranty Matters	88
9.13	Authorization for Intercreditor Agreements	89
9.14	Quebec Security	89
9.15	Appointment by Secured Parties	90

ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc.	90
10.02	Notices; Effectiveness; Electronic Communications	92
10.03	No Waiver; Cumulative Remedies	94
10.04	Expenses; Indemnity; Damage Waiver	94
10.05	Payments Set Aside	96
10.06	Successors and Assigns	96
10.07	Treatment of Certain Information; Confidentiality	99
10.08	Right of Set-off	100
10.09	Interest Rate Limitation	100
10.10	Counterparts; Integration; Effectiveness	101
10.11	Survival of Representations and Warranties	101
10.12	Severability	101
10.13	Replacement of Lenders	101
10.14	Governing Law; Jurisdiction; Etc.	102
10.15	Waiver of Jury Trial	103
10.16	No Advisory or Fiduciary Responsibility	103
10.17	USA PATRIOT Act Notice	104
10.18	Anti-Money Laundering Legislation	104
10.19	Intercreditor Agreements	104

ARTICLE XI
Guaranty

11.01	Guaranty	105
11.02	Guaranty of Payment	105
11.03	No Discharge or Diminishment of Guaranty	105
11.04	Defenses Waived	106
11.05	Rights of Subrogation	106
11.06	Reinstatement; Stay of Acceleration	106
11.07	Information	106
11.08	Maximum Liability	107
11.09	Contribution	107
11.10	Liability Cumulative	107

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
5.08	Properties
5.09	Environmental Claims
5.11	Pension Plans
5.12	Subsidiaries
6.14	Post-Closing Actions
7.01	Liens
7.02	Indebtedness
7.05	Permitted Affiliate Transactions
7.08	Burdensome Agreements
7.10	Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	ABL Intercreditor Agreement
A-2	Notes Intercreditor Agreement
B	Assignment and Assumption
C	Compliance Certificate
D	Loan Borrowing Notice
E	Loan Conversion Notice
F	Note
G	Security Agreement
H-1	Opinion of Latham & Watkins LLP
H-2	Opinion of Davies Ward Phillips & Vineberg LLP
H-3	Opinion of Blake, Cassels & Graydon LLP
I	Joinder Agreement

v

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (this “Agreement”) is entered into as of July 13, 2010, among POSTMEDIA NETWORK INC., a Canada Business Corporations Act corporation (the “Borrower”), POSTMEDIA NETWORK CANADA CORP., a Canada Business Corporations Act corporation (“Holdings”), the Subsidiary Guarantors from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as Syndication Agent, and THE BANK OF MONTREAL, CIBC OPPENHEIMER, THE BANK OF NOVA SCOTIA, ROYAL BANK OF CANADA and THE TORONTO-DOMINION BANK, as Co-Documentation Agents, with J.P. MORGAN SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arrangers and Joint Bookrunners.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2011 Fiscal Year” means the fiscal year of Holdings ending August 31, 2011 (or, if Holdings and its Subsidiaries change their fiscal year ends in accordance with Section 7.12, (x) to February 28, the fiscal year of Holdings ending February 28, 2011, (y) to May 31, the fiscal year of Holdings ending May 31, 2011 or (z) to November 30, the fiscal year of Holdings ending November 30, 2011).

“ABL Collateral Agent” has the meaning specified in the ABL Intercreditor Agreement.

“ABL Credit Agreement” means the Revolving Credit Agreement, dated as of the date hereof (as such agreement may be amended, restated, supplemented, refinanced, replaced, extended or otherwise modified from time to time) among the Borrower, the various lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and the other agents party thereto.

“ABL Documents” means the ABL Credit Agreement and any other agreement or instrument governing or evidencing the ABL Revolving Loans and the Liens on collateral securing the same.

“ABL Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit A-1, between the Collateral Agent on behalf of the Secured Parties, the ABL Collateral Agent under the ABL Credit Agreement on behalf of the secured parties thereunder, and the trustee under the Senior Secured Notes Documentation on behalf of the holders of the Senior Secured Notes, as in effect on the date hereof, and as amended, modified, restated or supplemented from time to time.

“ABL Lender” means a “Lender” as defined in the ABL Credit Agreement.

“ABL Priority Collateral” has the meaning specified in the ABL Intercreditor Agreement.

“ABL Revolving Loan” means the “Loans” as defined in the ABL Credit Agreement in an aggregate principal amount of up to $60,000,000.

“Acquired Assets” means certain assets and property relating to the business of the Seller to be acquired by the Borrower pursuant to the Acquisition as set forth in the Acquisition Agreement.

“Acquisition” means the acquisition of certain assets and property of the Seller by the Borrower pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means, collectively, the Asset Purchase Agreement dated as of May 10, 2010 among Holdings, CW Acquisition Limited Partnership and the Seller, all schedules, exhibits and annexes thereto and all side letters and agreements entered in connection therewith, as amended by the assignment and amendment agreement dated June 10, 2010 among Holdings, CW Acquisition Limited Partnership, the Borrower and the Seller.

“Additional Available Amount” means, on any date of measurement:

(a) the amount of Cumulative Excess Cash Flow on such date; plus

(b) the cumulative amount of proceeds (including cash and the fair market value of property other than cash) received by the Borrower since the Closing Date as a contribution to its equity capital or from the issue of Equity Interests of Holdings; plus

(c) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) received by the Loan Parties or any Subsidiary in respect of any Investments made pursuant to Section 7.10(r)(ii); minus

(d) the amount of Additional Available Amounts used to fund Restricted Payments pursuant to Section 7.09(i) and Investments pursuant to Section 7.10(r)(ii).

“Adjusted EBITDA” means the Consolidated EBITDA, which, for purposes of this definition only, shall refer to the pro forma Consolidated EBITDA of the Borrower and the Acquired Assets for the twelve-month period ended on the date of the most recent available quarterly financial statements of Canwest Limited Partnership prior to the Closing Date, subject to adjustments permitted by Regulation S-X promulgated under the U.S. Securities Exchange Act of 1934, as amended, and such other adjustments as the Arrangers reasonably determine reflect the pro forma financial condition of the Borrower. For purposes of calculating Adjusted EBITDA, the Dollar shall be translated into Canadian Dollars on the basis of the noon buying rate in New York City for cable transfers of Canadian Dollars as certified for customs purposes by the Federal Reserve of New York on April 30, 2010, which was US$1=$1.0169.

“Administrative Agent” means JPMorgan Chase Bank, N.A. or any of its offices and affiliates (including, without limitation, JPMorgan Chase Bank, N.A., Toronto Branch) in its capacity as administrative agent under any of the Loan Documents, and any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire to be completed by each Lender prior to such Lender making or acquiring any Loan in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to (i) vote 20% or more of the votes entitled to be cast by all securities having ordinary voting power for the election of directors (or persons performing similar functions) or (ii) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means (a) any Lender that is Holdings or any Subsidiary of Holdings or (b) any Lender (other than any Canadian Tranche Lender (solely in its capacity as a Canadian Tranche Lender) that is a Canadian Tranche Lender on the Closing Date) that owns, or has any Affiliate that owns, directly or indirectly, beneficially or of record, Equity Interests representing, individually or in the aggregate with any such Affiliates, either (i) 15% or more of the aggregate economic interests represented by all of the Equity Interests of Holdings or any Parent of Holdings or (ii) the power to vote 20% or more of the votes entitled to be cast by all securities of Holdings or any Parent of Holdings having ordinary voting power for the election of directors (or persons performing similar functions).

“Agents” means, individually and collectively, each of the Administrative Agent, the Collateral Agent and (solely with respect to Section 10.04) the Syndication Agent and the Co-Documentation Agents.

“Aggregate Canadian Tranche Credit Exposure” means, at any time, the sum of the Canadian Tranche Credit Exposures of all the Canadian Tranche Lenders. For the avoidance of doubt, as of the date of this Agreement the Aggregate Canadian Tranche Credit Exposure is $110,000,000.

“Aggregate Credit Exposure” means, at any time, the sum of the Credit Exposures of all the Lenders.

“Aggregate U.S. Tranche Credit Exposure” means, at any time, the sum of the U.S. Tranche Credit Exposures of all the U.S. Tranche Lenders. For the avoidance of doubt, as of the date of this Agreement the Aggregate U.S. Tranche Credit Exposure is US$300,000,000.

“Agreement” means this Term Loan Credit Agreement as the same may be amended, restated, amended and restated, renewed, replaced, extended, refinanced, supplemented or otherwise modified from time to time.

“Applicable Canadian Tranche Percentage” means, with respect to any Canadian Tranche Lender at any time, the percentage (carried out to the ninth decimal place) which such Canadian Tranche Lender’s Canadian Tranche Credit Exposure then constitutes of the Aggregate Canadian Tranche Credit Exposure. The Applicable Canadian Tranche Percentage of each Canadian Tranche Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 2.01, and otherwise shall be as set forth in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Percentage” means, (a) with respect to any U.S. Tranche Lender at any time, its Applicable U.S. Tranche Percentage and (b) with respect to any Canadian Tranche Lender at any time, its Applicable Canadian Tranche Percentage.

“Applicable Rate” means, (a) for any day with respect to any Base Rate Loan, 6.00%, (b) for any day with respect to any Eurodollar Rate Loan, 7.00%, (c) for any day with respect to any Canadian Prime Rate Loan, 5.00% and (d) for any day with respect to any CDOR Rate Loan, 6.00%.

“Applicable U.S. Tranche Percentage” means, with respect to any U.S. Tranche Lender at any time, the percentage (carried out to the ninth decimal place) which such U.S. Tranche Lender’s U.S. Tranche Credit Exposure then constitutes of the Aggregate U.S. Tranche Credit Exposure. The Applicable U.S. Tranche Percentage of each U.S. Tranche Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 2.01, and otherwise shall be as set forth in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. in its capacity as joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Canwest Limited Partnership for the fiscal years ended August 31, 2007, August 31, 2008, and August 31, 2009, and the related consolidated statements of earnings (loss), comprehensive income (loss), partners’ deficiency and cash flows for such fiscal years of Canwest Limited Partnership, including the notes thereto.

“Available Investment Basket Amount” means $25,000,000, less the cumulative amount used (measured from and after the Closing Date) to make Investments constituting acquisitions under Section 7.10(g), and less the cumulative amount (net of any return of capital) (measured from and after the Closing Date) used to make Investments under Section 7.10(r)(i).

“Banking Services” means each and any of the following bank services provided to any Loan Party by any entity that, at the time of entering into such arrangement, is (a) a Lender, (b) an ABL Lender or (c) an Affiliate of the foregoing (each of them, in such capacity, a “Banking Services Provider”) to the extent agreed to in a notice delivered to the Administrative Agent designating such services as a “Banking Service” between such Bank Services Provider, on the one hand, and the applicable Loan Party, on the other hand, for purposes of this Agreement and the other Loan Documents (it being understood that any Banking Service provided by the Administrative Agent or its Affiliates will be deemed to be a Banking Service for purposes of this Agreement and other Loan Documents without the delivery of further notice): (i) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards and (iii) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, interstate depository network services, wire payments and account netting and pooling services) or any similar transactions.

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” has the meaning specified in the definition of “Banking Services”.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMCB as its “prime rate,” (c) the Eurodollar Rate (determined in accordance with clause (a) of the definition thereof) plus 1.00% and (d) 3.00%. The “prime rate” is a rate set by JPMCB based upon various factors including JPMCB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMCB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means the board of directors (or similar governing body) of Holdings.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Rate Loans or CDOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 or 2.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market. “Business Day” shall also exclude any day on which Canadian chartered banks in Toronto, Ontario, Canada, are required or authorized by law to remain closed.

“Canadian Dollars” or “$” (without further designation) means the lawful money of Canada.

“Canadian Prime Rate” means for any day, a rate per annum determined by the Administrative Agent equal to the greater of (a) the Reference Rate in effect on such date and (b) the 30-day CDOR Rate in effect on such date plus 1%. Any change in the Canadian Prime Rate due to a change in the Reference Rate or the CDOR Rate shall be effective from and including the effective date of such change in the Reference Rate or CDOR Rate, respectively.

“Canadian Prime Rate Loan” means a Loan that bears interest based on the Canadian Prime Rate.

“Canadian Tranche Commitment” means, as to any Canadian Tranche Lender, the obligation of such Canadian Tranche Lender to make a Canadian Tranche Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Canadian Tranche Term Loan Commitment” on Schedule 2.01.

“Canadian Tranche Credit Exposure” means, with respect to any Canadian Tranche Lender, (a) until the funding of such Canadian Tranche Lender’s Loan on the Closing Date, the aggregate amount of such Canadian Tranche Lender’s Canadian Tranche Commitments at such time, and (b) thereafter, an amount equal to the outstanding principal amount of such Canadian Tranche Lender’s Canadian Tranche Loans at such time.

“Canadian Tranche Lender” means, on the Closing Date, any Lender having a Canadian Tranche Commitment and, thereafter, any Lender from time to time holding Canadian Tranche Loans.

“Canadian Tranche Loan” has the meaning specified in Section 2.01.

“Capital Expenditure Carryover Amount” has the meaning specified in Section 7.15.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure by such Person in respect of the purchase or other acquisition of any fixed or capital asset made with Internally Generated Cash (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of Holdings and its Subsidiaries; provided that Capital Expenditures shall not include any expenditures:

(a) for replacements substitutions, restorations or repairs of assets or equipment to the extent financed with (i) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired, (ii) damage recovery proceeds or (iii) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced;

(b) the purchase price of assets or equipment that is purchased simultaneously with the trade-in of existing assets or equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time;

(c) made in connection with or to fund the purchase price in a Permitted Acquisition or Investment;

(d) that constitute any part of consolidated lease expense or for leasehold improvements; and

(e) expenditures that are accounted for as capital expenditures and are paid for by (or directly or indirectly reimbursed by) a third party.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (attributable to principal) determined in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) Canadian Dollars, Dollars, or in the case of any Foreign Subsidiary, such currencies held by it from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the United States Government or Canada or any agency or instrumentality of the United States of America or Canada

(provided that the full faith and credit of the United States of America or Canada, as applicable, is pledged in support thereof);

(c) marketable general obligations issued by any state of the United States of America or any province or territory of Canada or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of either “A” or better from S&P, “A2” or better from Moody’s or “A” or better from DBRS;

(d) certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank or Canadian chartered bank (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” (or the equivalent thereof) by S&P, “A2” (or the equivalent thereof) by Moody’s or “A” by DBRS or (y) the short term commercial paper of such commercial bank or its parent company or Canadian chartered bank is rated at the time of acquisition thereof at least “A-1” (or the equivalent thereof) by S&P, “P-1” (or the equivalent thereof) by Moody’s or R-1 (middle) by DBRS, and having combined capital and surplus in excess of $1,000,000,000;

(e) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b), (c) and (d) above, entered into with any bank meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at the time of acquisition thereof at least “A-1” (or the equivalent thereof) by S&P, “P-1” (or the equivalent thereof) by Moody’s or R-1 (middle) by DBRS, or carrying an equivalent rating by a nationally recognized statistical rating organization, if any of such Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in euros or any foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States or Canada to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(h) interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above;

(i) money market funds that (i) comply with the criteria set forth in Rule 2A 7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” by S&P , “Aaa” by Moody’s or “AAA” by DBRS and (iii) have portfolio assets of at least $5.0 billion; and

(j) in the case of any Foreign Subsidiary, high quality short-term investments which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

“CCAA Court” has the meaning specified in Section 4.01(j).

“CCAA Plan” has the meaning specified in Section 4.01(j).

“CDOR Rate” means, for the relevant Interest Period, in the case of any Canadian Tranche Lender that is listed in Schedule I of the Bank Act (Canada) (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m., Toronto local time, on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m., Toronto local time, to reflect any error in the posted rate of interest or in the posted average annual rate of interest) and (b) in the case of any Canadian Tranche Lender that is not a Schedule I bank under the Bank Act, the lesser of the (i) the arithmetic average of the actual discount rates for such bankers’ acceptances for such Interest Period quoted by the Canadian Tranche Lenders who are not listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m., Toronto local time and (ii) the discount rate determined under clause (a) above plus 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the average of the rates for the applicable Interest Period as of 10:00 a.m., Toronto local time, on such day for Canadian Dollars bankers’ acceptances quoted by the banks listed on Schedule I of the Bank Act (Canada); or if such day is not a Business Day, then the immediately preceding Business Day.

“CDOR Rate Loan” means a Loan that bears interest at a rate based on the CDOR Rate.

“Change of Control” shall have occurred if:

(a) any person or group (within the meaning of Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership or control of Equity Interests of Holdings representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings; or

(b) the majority of the seats (other than vacant seats) on the Board of Directors cease to be occupied by Persons who either (i) were members of the Board of Directors on the Closing Date or (ii) were nominated for election by the Board of Directors, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or

(c) Holdings shall cease to beneficially own, directly or indirectly, 100% of the Equity Interests of the Borrower; or

(d) any “Change of Control” in the Senior Secured Note Documents or in the ABL Credit Agreement shall have occurred and such Indebtedness or commitment in respect thereof is then outstanding.

“Closing Date” means the date on which each of the conditions set forth in Section 4.01 and 2.01(b) is satisfied (or waived in accordance with the terms of this Agreement), which date shall not be later than July 15, 2010.

“Co-Documentation Agents” means, individually and collectively, The Bank of Montreal, CIBC Oppenheimer, The Bank of Nova Scotia, Royal Bank of Canada and The Toronto-Dominion Bank, in their respective capacities as co-documentation agent.

“Collateral” means any and all property and rights owned, leased, subleased, licensed or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Documents.

“Collateral Agent” means JPMorgan Chase Bank, N.A. or any of its offices and affiliates (including, without limitation, JPMorgan Chase Bank, N.A., Toronto Branch) in its capacity as collateral agent under any of the Loan Documents, and any successor collateral agent.

“Collateral Documents” means, collectively, the Mortgages, the Security Agreement, each of the collateral assignments, Joinder Agreements, Security Agreement joinders, security agreements, pledge agreements, mortgages, debentures, assignments of rent, control agreements or other similar agreements delivered to the Administrative Agent or Collateral Agent pursuant to Section 6.11, and each of the other agreements, instruments or documents under which a Lien is granted in favor of the Collateral Agent as security for the payment and performance of the Secured Obligations in whole or in part.

“Commitment” means, as to any Lender, its U.S. Tranche Commitment and/or its Canadian Tranche Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings and its Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of ABL Revolving Loans (including swingline loans and letters of credit) to the extent otherwise included therein, (c) any reserves for deferred taxes and (d) any reserves for payments on any key-man policy of insurance.

“Consolidated EBITDA” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to: (a) Consolidated Net Income for such period, plus (b) the following to the extent deducted (or in the case of clause (ix) below, for which pro forma effect may be given) in calculating such Consolidated Net Income for such period: (i) Consolidated Interest Charges, (ii) the provision for federal, provincial, state, local and foreign income taxes (including any franchise taxes imposed in lieu of income taxes and any income taxes that would be payable if the entity were to become a taxable entity for purposes of federal, provincial, state or local income taxes and any single business tax), (iii) the amount of depreciation and amortization expense, (iv) the amount of equity-based compensation expense (to the extent paid in equity and not in cash), (v) all non-cash restructuring charges, (vi) all cash restructuring charges for such period, up to an aggregate amount of $60,000,000 for the period from the Closing Date through August 31, 2011, and, without duplication, up to an aggregate amount of $20,000,000 for any fiscal year thereafter, (vii) other non-recurring, unusual or extraordinary charges, non-cash charges and non-cash losses, (viii) all charges and losses in connection with the extinguishment of debt (including letters of credit and hedging arrangements) and (ix) the amount of cost savings, operating expense reductions and synergies projected by Holdings in good faith to be realized as a result of specified actions taken or with respect to which substantial steps have been taken by Holdings and its Subsidiaries or, with respect to the Acquired Assets, by the Seller, prior to the Closing Date (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of Holdings or the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(a), certifying that such cost savings, operating expense reductions and synergies are reasonably expected and factually supportable in the good faith judgment of Holdings or the Borrower, (B) the aggregate amount of cost savings, operating expense reductions and projected synergies added pursuant to this clause (ix) does not exceed $10,000,000 for such period, (C) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (ix) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies, minus (c) the following to the extent increasing Consolidated Net Income for such period: (i) all other non-recurring, unusual or extraordinary items, non-cash items and all non-cash gains and (iii) all gains associated with the extinguishment of debt (including letters of credit and hedging arrangements). Notwithstanding the foregoing, for all purposes of this Agreement, (x) Consolidated EBITDA (without giving effect to the adjustments set forth in clause (ix) of the definition thereof) for the fiscal quarters ended November 30, 2009 and February 28, 2010 shall deemed to be $69,400,000 and $40,800,000, respectively, (y) the adjustments set forth in clause (ix) of the definition of “Consolidated EBITDA” shall be deemed to be $5,300,000 as of May 31, 2010 and (z) Consolidated EBITDA for the fiscal quarter ended May 31, 2010 shall be deemed of Holdings and its Subsidiaries on a Pro Forma Basis (reflecting the EBITDA of Canwest Limited Partnership and National Post on a combined basis).

“Consolidated First Lien Indebtedness” means, as of any date of determination, Consolidated Indebtedness as of such date (determined in accordance with GAAP) to the extent outstanding under (a) the facility provided for under this Agreement, (b) the ABL Credit Agreement and (c) any refinancing of the foregoing permitted by Section 7.02, the obligations in respect of which are secured by any Liens on substantially the same assets and properties of the Loan Parties that secure the Secured Obligations, which Liens are equal and ratable with, or have priority over, the Liens securing the Secured Obligations.

“Consolidated First Lien Indebtedness Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which Holdings has delivered financial statements pursuant to Section 6.01(a) or (b).

“Consolidated Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations arising under letters of credit (including standby), bankers’ acceptances, bank guaranties, surety bonds and other instruments, (d) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than Holdings or any Subsidiary, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other similar entity that does not provide for pass-through liability) in which Holdings or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Holdings or such Subsidiary.

“Consolidated Interest Charges” means, for any period, the interest expense of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including but not limited to the portion of any payments or accruals with respect to Capital Lease Obligations that are allocable to interest expense, excluding (a) any write-offs of capitalized fees under this Agreement and all amendments hereto and (b) all non-cash charges for the amortization of original issue discount and other financing charges with respect to Indebtedness incurred by Holdings and its Subsidiaries from time to time (including the Loans, the ABL Revolving Loans and the Senior Secured Notes).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which Holdings has delivered financial statements pursuant to Section 6.01(a) or (b) to (b) Consolidated Interest Charges for such period.

“Consolidated Net Income” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, (a) the net income of Holdings and its Subsidiaries for that period, minus (b) the sum of (i) the income (or loss) of any Person in which any other Person (other than Holdings and its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of its Subsidiaries or that such Person’s assets are acquired by Holdings or any of its Subsidiaries, (iii) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (iv) the cumulative effect of any change in accounting principles to the extent such change has the effect of reducing Consolidated Net Income for such period.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which Holdings has delivered financial statements pursuant to Section 6.01(a) or (b).

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Exposure” means, with respect to any Lender at any time, the sum of its U.S. Tranche Credit Exposure and the Dollar Equivalent of its Canadian Tranche Credit Exposure.

“Cumulative Excess Cash Flow” means, as of any date of determination, (a) the sum of Excess Cash Flow (if positive) for each fiscal year of Holdings for which (i) financial statements have been delivered pursuant to Section 6.01(a) and (ii) any mandatory prepayment required to be made pursuant to Section 2.03(b)(ii) has been made, minus (b) the aggregate principal amount of mandatory prepayments made pursuant to Section 2.03(b)(ii) in respect of Excess Cash Flow for the periods referred to in clause (a).

“DBRS” means DBRS Ltd. and any successor thereto.

“Debtor Relief Laws” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Loan, the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) with respect to any other amount, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum.

“Defaulting Lender” means any Lender that has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for scheduled payments or dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date, except, in the case of clauses (a) and (b) above, if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations hereunder.

“Dollars” or “US$” means the lawful money of the United States.

“Dollar Equivalent” means, with respect to an amount of Canadian Dollars, on any date, the amount of Dollars that may be purchased with such amount of Canadian Dollars at the Exchange Rate in effect on such date.

“Early Retirement” means, with respect to all or a portion of any Loan Party’s Indebtedness for borrowed money, any voluntary prepayment, purchase, repurchase, redemption, retirement, defeasance, acquisition or cancellation of such Indebtedness, or making any sinking fund or similar deposit with respect thereto, prior to the stated maturity date of such Indebtedness, other than if made with or in exchange for Equity Interests or other Indebtedness that is subordinated in right of payment to the Obligations on terms that are reasonably acceptable to the Administrative Agent (or with the proceeds of any of the foregoing).

“ECF Percentage” for any fiscal year of Holdings means 75%; provided that, with respect to each fiscal year of Holdings ending on or after August 31, 2010, the ECF Percentage shall be reduced to (a) 50% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is not greater than 3.5 to 1.0, (b) 25% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is not greater than 3.0 to 1.0 and (c) 0% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is not greater than 2.5 to 1.0.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all federal, state, provincial, local, and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, governmental restrictions or other legally enforceable requirements relating to pollution and the protection of the environment or human health and safety (to the extent related to exposure to hazardous substances).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries, directly or indirectly resulting from or based upon: (a) any violation of any Environmental Law; (b) the presence, use, treatment, discharge, emission, release or threatened release, transport or disposal of any Materials of Environmental Concern at any location, whether or not owned, leased or operated by any Loan Party or any of their respective Subsidiaries; (c) otherwise relating to obligations or liabilities under any Environmental Laws or regarding Materials of Environmental Concern; or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the common equity contribution by the Investors to Holdings of an aggregate amount of cash of not less than $250,000,000, and the common equity contribution of such amount by Holdings to the Borrower, used to finance a portion of the Acquisition and the payment of expenses in connection with the Transactions.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. For the avoidance of doubt, (a) debt securities that are convertible into shares of capital stock (or other ownership or profit interests) shall not be considered Equity Interests and (b) warrants or purchase contracts sold as units with Indebtedness constituting Permitted Convertible Indebtedness shall not be considered Equity Interests.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, a rate per annum for each day during such Interest Period equal to the greater of (a) the rate appearing on the applicable Reuters Screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the applicable currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant currency with a maturity comparable to such Interest Period, and (b) 2.00%. In the event that such rate described in clause (a) above is not available at such time for any reason, then the “Eurodollar Rate” pursuant to clause (a) above with respect to such

Eurodollar Rate Loan for such Interest Period shall be the rate at which deposits in US Dollars of US$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of Holdings, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income and (v) pension expense to the extent it exceeded cash contributions to Pension Plans in the applicable fiscal year, over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by Holdings and its Subsidiaries in cash during such fiscal year on account of capital expenditures (excluding the principal amount of Indebtedness (other than ABL Revolving Loans) incurred in connection with such expenditures), (iii) the aggregate amount of all principal payments of Funded Debt (including the Loans (other than prepayments described in Section 2.03(b)(ii)(B)) of Holdings and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) the aggregate amount actually paid by Holdings and its Subsidiaries in cash during such fiscal year on account of Consolidated Interest Charges, (v) the aggregate amount actually paid by Holdings and its Subsidiaries in cash during such fiscal year on account of income taxes resulting from operations, (vi) increases in Consolidated Working Capital for such fiscal year and (vii) the aggregate net amount of non-cash gain on the Disposition of property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (viii) cash contributions to Pension Plans to the extent they exceeded pension expense in the applicable fiscal year, (ix) the aggregate amount actually paid by Holdings and its Subsidiaries in cash to any third party during such fiscal year as an Investment (including acquisitions and all fees and expenses incurred in connection therewith) permitted under Section 7.10, (x) the aggregate amount actually paid by Holdings and its Subsidiaries to any third party in cash during such fiscal year as Restricted Payments permitted under Section 7.09 and (xi) cash earn-out and royalty payments made during such fiscal year to former owners of acquired businesses that were not deducted as expenses in determining such Consolidated Net Income. Notwithstanding the foregoing, with respect to the first period as to which a prepayment of the Loans is required pursuant to Section 2.03(b)(ii), Excess Cash Flow shall be determined for the period commencing on the Closing Date and ending on the last day of the 2011 Fiscal Year (and all references in this definition to any “fiscal year” shall be deemed to refer to such period).

“Excess Margin” has the meaning specified in Section 2.11(f).

“Exchange Rate” means, with respect to (a) Canadian Dollars on a particular date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the applicable Reuters currency page with respect to such currency and (b) any other currency on a particular date, the rate at which such currency may be exchanged into Canadian Dollars, as set forth on such date on the applicable Reuters currency page with respect to such currency. In each case, in the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be JPMCB’s spot rate of exchange in the London interbank or other market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, at such date for the purchase of Dollars or Canadian Dollars, as applicable, with such alternative currency, for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Asset” means (a) a Sale-Leaseback Asset, (b) excess real property that is leased or subleased, and (c) any assets Disposed of pursuant to any provision of Section 7.03 to the extent that the Net Cash Proceeds of all Dispositions of such assets in the fiscal year in which such Disposition occurs shall be less than $5,000,000.

“Excluded Subsidiary” means:

(a) each Subsidiary that is an Immaterial Subsidiary, for so long as such Subsidiary remains an Immaterial Subsidiary;

(b) each Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements hereof (for so long as such Subsidiary remains a non-wholly-owned Subsidiary);

(c) each Subsidiary to the extent that (i) such Subsidiary is prohibited by any applicable Contractual Obligation or Law from guaranteeing the Obligations, (ii) any Contractual Obligation prohibits such guarantee without the consent of the other party, (iii) a guarantee of the Obligations would give any other party to a Contractual Obligation the right to terminate its obligation thereunder or (iv) a guarantee of the Obligations by such Subsidiary is reasonably expected to result in the loss of a material permit or license, in each case if such limitations, prohibitions or consents cannot be removed or obtained after using commercially reasonable efforts by the applicable Loan Party controlling such Subsidiary;

(d) each Subsidiary organized under the laws of a jurisdiction outside of Canada to the extent that the entry into the Guaranty by such Subsidiary would result in material adverse tax consequences to Holdings and its Subsidiaries, on a consolidated basis; and

(e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent the cost of providing a guarantee is excessive in view of the benefits to be obtained by the Lenders.

“Excluded Taxes” has the meaning specified in Section 3.01(a).

“Facility” means each of the (a) U.S. Tranche Commitments and the U.S. Tranche Loans made thereunder and (b) the Canadian Tranche Commitments and the Canadian Tranche Loans made hereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated April 30, 2010, among the Borrower and the Arrangers; provided that provisions not expressly related to the facility hereunder shall be disregarded.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America, any state thereof or the District of Columbia, Canada or any province or territory thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person, all Indebtedness for borrowed money of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in Canada, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants and such other principles as may be approved by a significant segment of the accounting profession in Canada, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantors” means, collectively, Holdings and the Subsidiary Guarantors.

“Guaranty” means, collectively, Article XI of this Agreement together with each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“IFRS” means International Financial Reporting Standards.

“Immaterial Subsidiary” means on any date, any Subsidiary that has had less than 1% of consolidated total assets and 1% of annual consolidated revenues of Holdings and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.01(a) or (b) prior to such date, provided that (a) at such time as any such Subsidiary becomes a party to this Agreement or any other Loan Document or executes and delivers a guarantee, security agreement, mortgage or other similar agreement supporting the Obligations, such Subsidiary shall at all times thereafter not be an Immaterial Subsidiary irrespective of the value of its assets or its revenues, and (b) the aggregate assets and aggregate annual consolidated revenues of all Immaterial Subsidiaries shall at no time exceed 5% of consolidated total assets or 5% of annual consolidated revenues of Holdings and its Subsidiaries, respectively.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation of such Person under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any other category of Indebtedness shall be the amount that would be reflected on the Borrower’s consolidated balance sheet, prepared in accordance with GAAP. The amount of indebtedness that is non-recourse to the obligor thereunder or to any guaranteeing person or for which recourse is limited to an identified asset shall be equal to the lesser of (i) the amount of such obligation or (ii) the fair market value of such asset.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indemnified Taxes” has the meaning specified in Section 3.01(a).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the Confidential Information Memorandum dated May 21, 2010 relating to the Loan Parties and the Transactions.

“Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement and the Notes Intercreditor Agreement.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan or CDOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan or CDOR Rate Loan exceeds three months, the respective dates that fall every consecutive three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Canadian Prime Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan or CDOR Rate Loan, the period commencing on the date such Eurodollar Rate Loan or CDOR Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan or CDOR Rate Loan and ending on the date that is (or, in the case of CDOR Rate Loan, that is approximately) one, two, three or six months thereafter (or, to the extent available to all Lenders, nine or twelve months), as elected by the Borrower; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Holdings or the Borrower’s internal controls over financial reporting.

“Internally Generated Cash” means, with respect to any period, any cash of Holdings or any Subsidiary generated during such period, excluding Net Cash Proceeds from a Disposition or a Recovery Event and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investors” means, Persons party to the amended and restated funding commitment letter dated June 9, 2010, together with their successors and assigns.

“ITA” means the Income Tax Act (Canada) and the regulations thereunder.

“Joinder Agreement” has the meaning specified in Section 6.11.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requirements, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto. For the avoidance of doubt, the Lenders shall include only those lenders signatory hereto as of the Closing Date, any New Term Loan Lender and any additional lender that acquires a Loan (but not a participation therein) by means of an Assignment and Assumption in accordance with Sections 10.06(b) and (c).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit for security, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Borrowing Notice” means a notice substantially in the form of Exhibit D.

“Loan Conversion Notice” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of Eurodollar Rate Loans or CDOR Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit E.

“Loan Documents” means this Agreement, the Collateral Documents, the Intercreditor Agreements, each Note, the Guaranty and the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor that is a party to a Loan Document.

“Majority Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the U.S. Tranche Loans or the Canadian Tranche Loans, as the case may be, outstanding under such Facility.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, operations, property, condition (financial or otherwise) or prospects of Holdings, its Subsidiaries and the Acquired Assets, taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the validity or enforceability of any Loan Document or the rights or benefits available to the Administrative Agent, the Collateral Agent or the Lenders thereunder.

“Material Lease” means any lease of real property to which any Loan Party is a party where the premises being leased are used or to be used for material printing operations or for the provision of material centralized services to such Loan Party’s business units and where such printing operations or centralized services cannot be readily relocated or transferred to another location owned or leased by such Loan Party and any capital leases of real property, the fair market value of the freehold interest in which is at least $1,000,000 at the time of entering into such capital lease (e.g., Edmonton Journal office building).

“Materials of Environmental Concern” means any material, substance or waste that is listed, classified or regulated as “hazardous,” “toxic” or “radioactive” under Environmental Law, including but not limited to petroleum (including crude oil or any fraction thereof), petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos and toxic molds, and any other substances regulated pursuant to or that could give rise to liability under any Environmental Law.

“Maturity Date” means (a) with respect to the U.S. Tranche Loans, July 13, 2016 and (b) with respect to the Canadian Tranche Loans, January 13, 2015, or, in each case, any earlier date on which the Loans are accelerated in accordance with the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any mortgage, charge, hypothec, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, on real property (or any interest in real property) of a Loan Party, including any amendment, modification, restatement, replacement and/or supplement thereto or thereof.

“Mortgaged Properties” means those real properties listed on Schedule 5.08 which are designated as Mortgaged Properties and any real property in respect of which a Mortgage is granted pursuant to Section 6.11.

“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multi-Employer Plan” means a multi-employer pension plan as defined under the Pension Benefits Act (Ontario) or any similar multi-employer plan which is subject to pension standards legislation of another jurisdiction.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by Holdings or any of its Subsidiaries or any Recovery Event, the excess, if any, of (i) the cash received in connection with such transaction (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by Holdings or such Subsidiary in connection with such transaction (including marketing expenses, purchase price adjustments, liabilities associated with any indemnification obligations related thereto, pensions and other post-employment benefit liabilities and liabilities related to environmental matters and any reserves related thereto), (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction (or, in the case of any installment sale transaction, the amount of such taxes reasonably estimated to be actually payable over the term of such transaction) as a result of any gain recognized in connection therewith, and (D) sales, use, transfer, value-added, documentary, recording or other taxes or fees reasonably estimated to be actually payable in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclauses (C) or (D) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Recovery Event, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to any sale or issuance of any Equity Interest by Holdings or any Subsidiary, or the incurrence or issuance of any Indebtedness by Holdings or any Subsidiary (excluding any Indebtedness permitted to be incurred pursuant to Section 7.02), the excess of (i) the cash received in connection with such transaction over (ii) the sum of all underwriting discounts and commissions (if any) and other reasonable and customary out-of-pocket expenses, incurred by Holdings or the applicable Subsidiary in connection therewith.

“New Term Lender” has the meaning specified in Section 2.11.

“New Term Loans” has the meaning specified in Section 2.11.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit F.

“Notes Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit A-2, between the Collateral Agent on behalf of the Secured Parties and the trustee under the Senior Secured Notes Documentation on behalf of the holders of the Senior Secured Notes, as in effect on the date hereof, and as amended, modified, restated or supplemented from time to time.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive or constating documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“OSC” means the Ontario Securities Commission or any Governmental Authority succeeding to any of its principal functions.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Parent” means, with respect to any Person, any other Person of which the first Person is a direct or indirect Subsidiary.

“Participant” has the meaning specified in Section 10.06(d).

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any pension or other employee benefit plan (other than a Multi-Employer Plan but including any pension plan subject to the Pension Benefits Act (Ontario) or any other pension standards legislation, as amended from time to time (or any successor statute)) in respect of which (i) is maintained by any Loan Party, (ii) any Loan Party makes, has made or is required to make contributions in respect of its employees, or (iii) any other plan with respect to which any Loan Party has incurred or may incur liability, in respect of pension or other employee benefits, including contingent liability either to such plan or to any Person, administration or Governmental Authority.

“Permitted Acquisition” has the meaning specified in Section 7.10(g).

“Permitted Affiliate Transactions” means each of the following:

(a) indemnity provided to and customary fees paid to members of the board of directors (or similar governing body) of Holdings, its Subsidiaries or any Parent of the foregoing;

(b) (i) compensation, benefits and indemnification arrangements for officers and other employees of a Parent, Holdings and its Subsidiaries entered into in the ordinary course of business or approved by the Borrower’s Board of Directors, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans and the granting of stockholder rights of registration approved by the Board of Directors; and (iii) payments or loans (or cancellation of loans) to officers, directors and employees that are approved by a majority of the Board of Directors;

(c) transactions described in Schedule 7.05;

(d) (i) any purchase by Holdings of Equity Interests of the Borrower or any contribution by Holdings to the equity capital of the Borrower and (ii) any acquisition of Equity Interests of Holdings and any contribution by any equity holder of Holdings to the equity capital of Holdings;

(e) Restricted Payments permitted by Section 7.09 and Investments permitted by Section 7.10(e); and

(f) amendments to any agreement otherwise permitted by Section 7.05 if, taken as a whole, such amendment is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect prior to such amendment or any transaction contemplated thereby.

“Permitted Convertible Indebtedness” means unsecured Indebtedness that is (a)(i) convertible into common stock of Holdings (and cash in lieu of fractional shares) and/or cash in an amount determined by reference to the price of such common stock or (ii) sold as units with warrants or purchase contracts exercisable for such common stock and/or cash in an amount determined by reference to the price of such common stock, (b) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the maturity date of the Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (c) hereof and may provide for cash payments upon conversion prior the maturity date of such Indebtedness subject to Section 7.09(i)), (c) has terms and conditions (other than interest rate and redemption premiums), taken as a whole, that are not materially less favorable to Holdings than the terms and conditions customary at the time for convertible debt securities issued in a broadly distributed offering and (d) is incurred by Holdings; provided that both immediately prior and after giving effect to the incurrence thereof, (i) no Default or Event of Default shall exist or result therefrom and (ii) Holdings shall be in compliance with the covenants set forth in Section 7.07.

“Permitted Convertible Indebtedness Option Transaction” means any purchase by Holdings or any of its Subsidiaries of a call or capped call option (or substantively equivalent derivative transaction) on the common stock of Holdings in connection with an issuance of Permitted Convertible Indebtedness (a “Permitted Bond Hedge Transaction”) and any sale by Holdings of a call option or warrant (or substantively equivalent derivative transaction) on the common stock of Holdings substantially concurrently with any such purchase (a “Permitted Warrant Transaction”); provided that the purchase price for the Permitted Bond Hedge Transaction less the proceeds of the Permitted Warrant Transaction does not exceed the net proceeds from such Permitted Convertible Indebtedness.

“Permitted Disposition” means a Disposition, in one transaction or a series of transactions, involving:

(a) inventory sold, leased, assigned, conveyed, transferred, licensed, exchanged or disposed of in the ordinary course of business;

(b) sales, leases, assignments, conveyances, transfers, licenses, exchanges or dispositions of other assets for aggregate consideration of less than $500,000 with respect to any transaction or series of related transactions and less than $1,000,000 in the aggregate during any fiscal year of Holdings;

(c) dispositions of used, worn out or obsolete property by Borrower or any of its Subsidiaries in the ordinary course of business;

(d) (i) licenses of intellectual property in the ordinary course of business and not materially detracting from the value of the business of Holdings and its Subsidiaries taken as a whole and (ii) the abandonment or other disposition of intellectual property that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful or desirable in the conduct of the business of the Loan Parties taken as a whole;

(e) sales of assets that are made subject to Indebtedness described in Section 7.02(g) within 270 days after the acquisition, construction, lease or improvement of the asset financed;

(f) leases of real or personal property which do not materially interfere with the business of the Loan Parties conducted at the applicable property;

(g) Restricted Payments made in compliance with Section 7.09;

(h) any disposition of property that constitutes a casualty event;

(i) dispositions, liquidations or sales of Cash Equivalents;

(j) dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(k) dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers or members of management or employees of Holdings and its Subsidiaries; and

(l) the sale or discount by Holdings or any of its Subsidiaries of receivables arising in the ordinary course of business or which is customary in the industry.

“Person” means any natural person, corporation, limited liability company, trust, unlimited liability company, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Implementation” has the meaning specified in Section 4.01(j).

“Platform” has the meaning specified in Section 6.02.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Pro Forma Basis” means, when calculating the Consolidated Interest Coverage Ratio, Consolidated Total Leverage Ratio, Consolidated First Lien Indebtedness Leverage Ratio, or Consolidated EBITDA of any Person for any period,

(a) in the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock after the commencement date of the period for which such calculation is being made, then such amount will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of such period;

(b) Investments (including acquisitions) that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations or acquisitions of assets, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions, after the commencement date of the period for which such calculation is being made will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, provided that such adjustments are identifiable and factually supportable;

(c) the Consolidated EBITDA attributable to discontinued operations, as determined in good faith by the Borrower, and operations or businesses (and ownership interests therein) disposed of after the commencement date of the period for which such calculation is being made, will be excluded, provided that such adjustments are identifiable and factually supportable;

(d) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk); and

(e) with respect to any other event, such calculations shall be calculated after giving effect on a pro forma basis for the period of such calculation as if such event had happened on the first day of such period.

“Rating” means the Borrower’s corporate rating and the debt rating of the Loans issued by Moody’s or S&P.

“Rating Agencies” means S&P and Moody’s and, solely for purposes of the definition of “Cash Equivalents”, S&P, Moody’s and DBRS.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings or any Subsidiary.

“Reference Rate” means the rate of interest most recently publicly announced or established by JPMCB as its reference rate in effect for determining interest rates on Canadian Dollar denominated commercial loans made in Canada and commonly known as “prime rate”; each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Refinanced Loans” has the meaning specified in Section 10.01.

“Register” has the meaning specified in Section 10.06(c).

“Reinvestment Asset” means (a) any asset of the type described in the definition of “Permitted Disposition”, provided that substantially all of the Net Cash Proceeds realized in connection with the Disposition of such asset shall be reinvested in replacement assets of the same type within 270 days of the Disposition of the original asset and (b) any asset that is the subject of a Recovery Event, provided that substantially all of the Net Proceeds realized in connection with such Recovery Event shall be used to acquire or repair assets useful in the business of Holdings and its Subsidiaries within 360 days of such Recovery Event.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Loans” has the meaning specified in Section 10.01.

“Required Lenders” means, as of any date of determination, one or more Lenders holding Credit Exposures representing more than 50% of the Aggregate Credit Exposure at such time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, in each case other than a dividend, distribution or payment made with Equity Interests (other than Disqualified Equity Interests) and (b) any payment constituting an Early Retirement of Indebtedness.

“Sanction and Vesting Orders” has the meaning specified in Section 4.01(j).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale-Leaseback Asset” means any real or personal property that is initially owned by Holdings or one of its Subsidiaries and is subject or is made subject to an arrangement providing for Holdings or one of its Subsidiaries to lease such real or personal property from a Person subsequent to selling or otherwise transferring such property, directly or indirectly, to such Person.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Secured Swap Obligations.

“Secured Parties” means the collective reference to (a) the Administrative Agent, the Collateral Agent and the Lenders and (b) each Banking Services Provider and each Secured Swap Counterparty, in the case of this clause (b), solely to the extent such Banking Services Provider or Secured Swap Counterparty does not contest the provisions set forth in Section 9.15.

“Secured Swap Counterparty” has the meaning specified in the definition of “Secured Swap Obligation”.

“Secured Swap Obligation” means the Swap Obligations of a Loan Party in connection with any Swap Contract entered into between such Loan Party and any Lender, ABL Lender or any Affiliate of the foregoing at the time such Swap Contract is entered into (each of them, in this capacity, a “Secured Swap Counterparty”); provided that within 30 days (or such later date consented to by the Administrative

Agent) of the later of the Closing Date and the time that any transaction relating to such Swap Obligation is executed, the Secured Swap Counterparty party thereto (other than JPMCB) or the Borrower shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that the Secured Swap Counterparty party thereto and the Borrower have agreed that such transaction constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

“Security Agreement” means that certain Pledge and Security Agreement, in the form of Exhibit G, dated as of the date hereof, among the Loan Parties and the Collateral Agent, for the benefit of the Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Seller” means, collectively, Canwest Books Inc., Canwest (Canada) Inc., Canwest Limited Partnership/Canwest Société en Commandite and Canwest Publishing Inc./Publications Canwest Inc.

“Senior Secured Note Documents” means any agreement or instrument governing or evidencing the Senior Secured Notes and the Liens on collateral securing the same.

“Senior Secured Notes” means (a) the senior secured notes due 2018 in an aggregate principal amount of US$275,000,000 issued by the Borrower on the Closing Date in a public offering or in a Rule 144A or other private placement and (b) any substantially identical senior notes that are registered under the Securities Act of 1933, as amended, and issued in exchange for the senior notes described in clause (a) of this definition.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value (on a going concern basis) of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Subsidiary” means each Person that, without giving effect to the last sentence of the definition of “Subsidiary” set forth herein, would constitute an Immaterial Subsidiary; so long as Holdings and its Subsidiaries own no more than 75% of the Equity Interests of such Person (it being understood that Echo Publications Partnership constitutes a Specified Subsidiary on the Closing Date).

“Stated Maturity” means the date on which the principal amount of any Indebtedness is stated to be due and payable in the instrument governing such Indebtedness; provided that any right of the holder of such Indebtedness to require the issuer of such Indebtedness to redeem, repurchase or prepay such Indebtedness upon the occurrence of a change of control or asset sale will not be deemed to cause an earlier maturity date with respect to such Indebtedness.

“Subordination Provisions” has the meaning specified in Section 8.01(l).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings. Notwithstanding the foregoing, it is understood that, for all purposes of this Agreement and the other Loan Documents, each Specified Subsidiary shall be deemed not to be a Subsidiary of Holdings or any Subsidiary thereof.

“Subsidiary Guarantors” means each Subsidiary (including, for the avoidance of doubt, solely with respect to the Banking Services Obligations and Secured Swap Obligations of Holdings or any Subsidiary other than the Borrower, the Borrower) other than an Excluded Subsidiary that has executed this Agreement or shall be required to execute a Joinder Agreement pursuant to Section 6.11.

“Supermajority Lenders” means, as of any date of determination, Lenders holding Credit Exposures representing more than 66 2/3% of the sum of the Aggregate Credit Exposures at such time.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Contracts, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Contract transaction.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means MSSF.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, in the case of (a) or (b), upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all incomes, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto, including Canadian Pension Plan contributions, workers compensation premiums and employment or unemployment insurance payments.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they are party, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the creation and perfection of the Liens created by the Collateral Documents, (b) the consummation of the Equity Contribution, (c) the consummation of the Acquisition pursuant to the Acquisition Agreement, (d) the issuance of the Senior Secured Notes, (e) the execution and delivery of the ABL Documents, (f) the consummation of any other transactions in connection with the foregoing and (g) the payment of any fees and expenses incurred in connection with any of the foregoing.

“Threshold Amount” means $25,000,000.

“Title Company” means a title insurer or title insurance agent which shall be reasonably acceptable to the Administrative Agent and qualified to issue title insurance as required by the Administrative Agent.

“Type” means, (a) with respect to a U.S. Tranche Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan and (b) with respect to a Canadian Tranche Loan, its character as a Canadian Prime Rate Loan or a CDOR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” mean the United States of America.

“U.S. Tranche Commitment” means, as to any U.S. Tranche Lender, the obligation of such U.S. Tranche Lender to make a U.S. Tranche Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “U.S. Tranche Term Loan Commitment” on Schedule 2.01.

“U.S. Tranche Lender” means, on the Closing Date, the Lenders having a U.S. Tranche Commitment and, thereafter, the Lenders from time to time holding U.S. Tranche Loans.

“U.S. Tranche Loan” has the meaning specified in Section 2.01.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any time, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (b) the sum of all such payments.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) “Knowledge” of any Loan Party shall mean actual knowledge by a Responsible Officer.

1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), or any analogous standards or principles of GAAP or IFRS, to value any Indebtedness of Holdings or any Subsidiary at “fair value”, as defined therein.

(b) If at any time any change in GAAP or any voluntary or mandatory conversion to IFRS or any change in IFRS thereafter would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or IFRS or any conversion to IFRS (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP (or, after a conversion to IFRS, IFRS) prior to such change therein or conversion to IFRS and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or IFRS or any conversion to IFRS.

1.04 Rounding. Any financial ratios required to be maintained by the Holdings pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

1.07 Currency Translations. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Canadian Dollars (including, for the avoidance of doubt, the calculation of the financial covenants set forth in Section 7.07), such amounts shall be deemed to refer to Canadian Dollars or Canadian Dollar equivalent determined according to the Exchange Rate; provided that no Default or Event of Default shall arise as a result of any limitation set forth in Canadian Dollars in Article VII (other than, for the avoidance of doubt, any limitation set forth in Section 7.07) being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or sale and leaseback transactions were initially consummated in reliance on the exceptions under such Sections. Notwithstanding anything to the contrary set forth herein, to the extent Holdings and its Subsidiaries have effectively hedged the foreign currency exchange rate between Canadian Dollars on the one hand and Dollars or any other currency on the other pursuant to a Swap Contract reasonably satisfactory to the Administrative Agent, then for purposes of Sections 2.03(b) and 7.07 the portion of any Indebtedness denominated in Dollars or such other currency that is subject to such Swap Contract shall be translated into Canadian Dollars determined based on the effective swap value thereof.

1.08 Interpretation Clause (Québec). For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a resolutory clause, (f) all references to filing, registering or recording under the PPSA or UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of set-off” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”; (l) “joint and several” shall be deemed to include solidary; (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”; (o) “servitude” shall be deemed to include easement; (p) “priority” shall be deemed to include “prior claim”; (q) “survey” shall be deemed to include “certificate of location and plan”; (r) “state” shall be deemed to include “province”; (s) “fee simple title” or “freehold interest” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement.

ARTICLE II

THE TERM LOANS

2.01 The Loans.

(a) The Loans. Subject to the terms and conditions hereof, (a) each U.S. Tranche Lender severally agrees to make a term loan to the Borrower on the Closing Date (a “U.S. Tranche Loan”) in an amount equal to the amount of the U.S. Tranche Lender Commitment of such U.S. Tranche Lender; provided that if the Borrower delivers a Loan Borrowing Notice in accordance with Section 2.01(b) for less than the Aggregate U.S. Tranche Credit Exposure, then each U.S. Tranche Lender shall make a term loan to the Borrower on the Closing Date in an amount equal to such U.S. Tranche Lender’s Applicable U.S. Tranche Percentage multiplied by the amount specified in such Loan Borrowing Notice; and (b) each Canadian Tranche Lender severally agrees to make a term loan to the Borrower on the Closing Date (a “Canadian Tranche Loan”) in an amount equal to the amount of the Canadian Tranche Lender Commitment of such Canadian Tranche Lender; provided that if the Borrower delivers a Loan Borrowing Notice in accordance with Section 2.01(b) for less than the Aggregate Canadian Tranche Credit Exposure, then each Canadian Tranche Lender shall make a term loan to the Borrower on the Closing Date in an amount equal to such Canadian Tranche Lender’s Applicable Canadian Tranche Percentage multiplied by the amount specified in such Loan Borrowing Notice. The U.S. Tranche Loans may from time to time be Eurodollar Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.01(b) and 2.02. The Canadian Tranche Loans may from time to time be CDOR Rate Loans or Canadian Prime Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.01(b) and 2.02. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Procedure for Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in writing by delivering a Loan Borrowing Notice (delivered by hand or facsimile or other electronic transmission) not later than 10:00 a.m., New York City time, one Business Day before the Closing Date, requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed. The Borrowings made on the Closing Date must be made as Base Rate Loans with respect to U.S. Tranche Loans or as Canadian Prime Rate Loans with respect to Canadian Tranche Loans, but may be converted into Eurodollar Rate Loans or CDOR Rate Loans, as applicable, in accordance with Section 2.02. Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent’s Office an amount in immediately available funds equal to the Loan or Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

2.02 Conversions and Continuations of Loans.

(a) Each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans or CDOR Rate Loans, shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m., New York City time, three Business Days prior to the requested date of conversion to or continuation of Eurodollar Rate Loans or CDOR Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans or of CDOR Rate Loans to Canadian Prime Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Conversion Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurodollar Rate Loans or CDOR Rate Loans shall be in a principal amount of US$5,000,000 or $5,000,000 or a whole multiple of US$1,000,000 or $1,000,000 in excess thereof. Each conversion to Base Rate Loans or Canadian Prime Rate Loans shall be in a principal amount of US$500,000 or $500,000 or a whole multiple of US$100,000 or $100,000 in excess thereof. Each Loan Conversion Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans or CDOR Rate Loans, (ii) the requested date of conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) if applicable, the Type of Loans to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Conversion Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to Base Rate Loans or Canadian Prime Rate Loans, as applicable. Any such automatic conversion to Base Rate Loans or Canadian Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans or CDOR Rate Loans. If the Borrower requests a conversion to, or continuation of Eurodollar Rate Loans or CDOR Rate Loans in any such Loan Conversion Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Except as otherwise provided herein, a Eurodollar Rate Loan or a CDOR Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan or CDOR Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans or CDOR Rate Loans without the consent of the Majority Facility Lenders in respect of the applicable Facility.

(c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans and CDOR Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate and CDOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans or Canadian Prime Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in JPMCB’s prime rate used in determining the Base Rate or Canadian Prime Rate, as applicable, promptly following the public announcement of such change.

(d) After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods at any one time.

2.03 Prepayments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part, subject to any prepayment premium payable pursuant to Section 2.03(c); provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m., New York City time (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans or CDOR Rate Loans and (B) on the date of prepayment of Base Rate Loans or Canadian Prime Rate Loans; (ii) any prepayment of Eurodollar Rate Loans or CDOR Rate Loans shall be in a principal amount of US$5,000,000 or $5,000,000, as applicable, or a whole multiple of US$1,000,000 or $1,000,000, as applicable, in excess thereof; and (iii) any prepayment of Base Rate Loans or Canadian Prime Rate Loans shall be in a principal amount of US$500,000 or $500,000, as applicable, or a whole multiple of US$100,000 or $100,000, as applicable, in excess thereof or, in each case the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans or CDOR Rate Loans are to be repaid, the Interest Periods of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan or CDOR Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(b) Mandatory.

(i) Promptly upon receipt by Holdings or any of its Subsidiaries of the Net Cash Proceeds received from the Disposition of any assets or from any Recovery Event, in each case, other than Excluded Assets and Reinvestment Assets, an amount equal to 100% of such Net Cash Proceeds shall be applied by the Borrower to prepay the Loans (such prepayment to be applied as set forth below);

Notwithstanding the foregoing, if any prepayment required under this Section 2.03(b)(i) would require the Borrower to prepay Loans on a day other than the last day of an Interest Period and such prepayment would require the Borrower to compensate the Lenders under Section 3.05 by reason of such prepayment, then the Borrower may delay making the prepayment until the last day of the applicable Interest Period.

(ii) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a), commencing with the 2011 Fiscal Year, and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to (A) the ECF Percentage of Excess Cash Flow for the fiscal year covered by such financial statements (or, in the case of the first such prepayment, for the period commencing on the Closing Date and ending on the last day of the 2011 Fiscal Year) (such prepayment to be applied as set forth below) minus (B) the aggregate amount of optional prepayment of Loans during such fiscal year (to the extent such prepayments are not funded with the proceeds of Indebtedness and to the extent such prepayments are not included in the calculation of Excess Cash Flow).

(iii) Upon the incurrence or issuance by Holdings or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Holdings or such Subsidiary (such prepayments to be applied as set forth below).

(iv) Each prepayment of Loans pursuant to Section 2.03(b)(i), Section 2.03(b)(ii), Section 2.03(b)(iii) or Section 7.03(v) shall be applied to reduce the then remaining installments of the

U.S. Tranche Loans and the Canadian Tranche Term Loans pro rata based upon the respective then remaining principal amounts thereof and shall reduce the then remaining installments of the Loans of each Lender ratably in accordance with its Applicable Percentage. Each prepayment shall be made, first, to Base Rate Loans or Canadian Prime Rate Loans, as applicable, and, second, to Eurodollar Rate Loans or CDOR Rate Loans, as applicable. Amounts prepaid may not be reborrowed.

(v) Notwithstanding the above, prior to the first anniversary of the Closing Date, the Majority Facility Lenders in respect of the applicable Facility may decline to accept any prepayment to be made by the Borrower pursuant to any event described in Section 2.03(b) occurring during such period, in which case the Borrower shall not prepay the Loans under such Facility as a result of such events and shall retain any such amounts (and such amounts may be used by the Borrower for any purpose not prohibited hereunder).

(c) Prepayment Premium. If any Loans are prepaid in whole or in part at any time and from time to time pursuant to Section 2.03(a) on or prior to the first anniversary of the Closing Date, the Borrower shall pay the Lenders a prepayment premium on the principal amount so prepaid of 1.0%. No prepayment premium shall be payable if such prepayment occurs after the first anniversary of the Closing Date.

2.04 Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

(a) The U.S. Tranche Loan of each U.S. Tranche Lender shall mature in twenty-four (24) consecutive quarterly installments on the last day of each quarter, starting with the quarter ending November 30, 2010, each of which shall be in an amount equal to the amount resulting from multiplying (a) the original principal amount of such U.S. Tranche Lender’s U.S. Tranche Loans by (b) the percentage set forth below opposite such installment:

Installment	Percentage of Principal Amount
1 to 4	0.625%
5 to 8	1.250%
9 to 12	2.500%
13 to 23	3.750%
24	41.250%

provided, however, that the final principal repayment installment of the U.S. Tranche Loans shall be repaid on the Maturity Date with respect thereto and in any event shall be in an amount equal to the aggregate principal amount of all U.S. Tranche Loans outstanding on such date. Notwithstanding the foregoing, such installments shall be reduced in connection with any voluntary or mandatory prepayments of the U.S. Tranche Loans in accordance with Section 2.03.

(b) The Canadian Tranche Loan of each Canadian Tranche Lender shall mature in eighteen (18) consecutive quarterly installments on the last day of each quarter starting with the quarter ending

November 30, 2010, each of which shall be in an amount equal to the amount resulting from multiplying (a) the original principal amount of such Canadian Tranche Lender’s Canadian Tranche Loans by (b) the amount set forth below opposite such installment:

Installment	Principal Amount
1 to 4	1.250%
5 to 12	2.500%
13 to 17	3.750%
18	56.250%

provided, however, that the final principal repayment installment of the Canadian Tranche Loans shall be repaid on the Maturity Date with respect thereto and in any event shall be in an amount equal to the aggregate principal amount of all Canadian Tranche Loans outstanding on such date. Notwithstanding the foregoing, such installments shall be reduced in connection with any voluntary or mandatory prepayments of the Canadian Tranche Loans in accordance with Section 2.03.

2.05 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, (iii) each CDOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the CDOR Rate for such Interest Period plus the Applicable Rate; and (iv) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Loans shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such payment is made in full in cash.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), then upon the request of the Majority Facility Lenders of each Facility affected thereby, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such payment is made in full in cash.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(iv) Notwithstanding the foregoing, the Mortgages shall not secure the accrual or payment of interest at the Default Rate, but shall always secure the accrual and payment of interest at the rates otherwise stipulated herein.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06 Fees. The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in respect of the facility provided for herein in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrower shall pay to the Lenders such fees as may be from time to time separately agreed upon in writing among them in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever unless otherwise specified.

2.07 Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by JPMCB’s “prime rate”, Canadian Prime Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for CDOR Rate Loans shall be made on the basis of a year of 365 days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.08 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.09 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars (with respect to payments in connection with the U.S. Tranche Loans) or Canadian Dollars (with respect to payments in connection with the Canadian Tranche Loans) and in immediately available funds not later than 12:00 Noon, New York City time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Loans (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 Noon, New York City time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the making of the Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest if such funds shall be returned not later than the next following Business Day and with interest at a rate per annum equal to the Federal Funds Rate for each subsequent day until so returned.

(e) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make payments pursuant to Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.10 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. The provisions of this Section 2.10 shall not be construed to apply to (a) the consideration for the assignment or sale of any Loan to another Lender, (b) the consideration for the sale by any Lender of a participation in any of its Loan or other Obligations owed to it, (c) the exchange of any Loans held by a Lender for all or a portion of a new tranche of Loans issued hereunder or (d) any consent or other fee paid by a Loan Party to those Lenders that provide consent to any amendment or other modification to this Agreement or the other Loan Documents.

2.11 Incremental Loans.

(a) At any time after the Closing Date and before the Maturity Date, the Borrower may, by written notice to the Administrative Agent elect to request the establishment of one or more new tranches of term indebtedness (the “New Term Loans”), by a principal amount not in excess of US$50,000,000 in the aggregate (less the amount of Indebtedness incurred and outstanding pursuant to Section 7.02(y)) and not less than US$5,000,000 individually (or (i) such lesser amount as shall constitute the difference between US$50,000,000 (less the amount of Indebtedness incurred and outstanding pursuant to Section 7.02(y)) and the aggregate amount of such New Term Loans obtained on or prior to such date or (ii) or such lesser amount as may be agreed to by the Administrative Agent acting reasonably), provided that on a Pro Forma Basis for the incurrence of such new term loan and any related use of the proceeds therefrom, the Consolidated Total Leverage Ratio does not exceed 2.50 to 1.00 for the most recent fiscal quarter for which financial statements are delivered pursuant to Section 6.01(a) or (b).

(b) Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Term Loans shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom Borrower proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations, provided that no Lender will be required to provide any such New Term Loans.

(c) Such New Term Loans shall become effective, as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loans; (ii) both before and after giving effect to the making of any New Term Loans, each of the conditions set forth in Section 4.01(a), (n) and (o) shall be satisfied; (iii) Holdings and its Subsidiaries shall be in compliance, on a Pro Forma Basis with each of the covenants set forth in Section 7.07 as of the last day of the most recently ended fiscal quarter after giving effect to such New Term Loans (in addition to compliance of the Consolidated Total Leverage Ratio set forth above); (iv) the New Term Loans shall be effected pursuant to one or more joinder agreements executed and delivered by Borrower, the New Term Loan Lender and Administrative Agent, and each of which shall be recorded in the Register and each New Term Loan Lender shall be subject to the requirements set forth in Article III; and (v) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent (at the direction of the New Term Loan Lenders) in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(d) On any Increased Amount Date on which any New Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan.

(e) The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof the Series of New Term Loans and the New Term Loan Lenders of such Series.

(f) The terms and provisions of the New Term Loans of any Series shall be, except as otherwise set forth herein or in the joinder agreement, identical to the Loans or otherwise on terms reasonably acceptable to the Administrative Agent. In any event (i) the Weighted Average Life to Maturity of all Loans of any Series shall be no shorter than the Weighted Average Life to Maturity of the U.S. Tranche Loans, (ii) the applicable maturity date of each Series shall be no shorter than the latest of the final maturity of the U.S. Tranche Loans, and (iii) the margin applicable to the New Term Loans of each Series shall be set forth in each applicable joinder agreement; provided however that the margin applicable to the New Term Loans shall not be greater than the applicable margin payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the U.S. Tranche Loans (any excess of such margin applicable to the New Term Loans of any Series over the margin then-applicable to the U.S. Tranche Loans, the “Excess Margin”), unless the margin with respect to the U.S. Tranche Loans and the Canadian Tranche Loans are each increased by an amount equal to the applicable Excess Margin. Each joinder agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Arranger to effect the provision of this Section 2.11.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by or on behalf of any Loan Party under any Loan Document shall be made free and clear of, and without withholdings or deduction for, any and all Taxes, excluding, (i) taxes imposed on or measured by its overall net income or capital (in each case, however denominated, including minimum taxes and similar taxes imposed in lieu thereof), branch profits taxes and franchise taxes in each case imposed on it by a jurisdiction (or any political subdivision thereof or therein) under the Laws of which the Administrative Agent, any Lender or such other recipient, as the case may be, is organized or maintains a lending office or with which the Administrative Agent, any such Lender or other such recipient, as the case may be, otherwise has a present or former connection (other than any such connection arising solely from the Administrative Agent, such Lender or such other recipient, as applicable, having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) and (ii) any United States backup withholding taxes (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes” and any excluded Taxes, “Excluded Taxes”); provided that, if a Loan Party or the Administrative Agent is required by any Laws (as determined in its sole discretion) to deduct or withhold any Taxes (including Other Taxes as defined in Section 3.01(b)) from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, as the case may be, (i) the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01(a)(i)), each of the Administrative Agent and such Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, provided, however, that such Loan Party shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to Taxes (A) that are attributable to a Lender’s failure to comply with Section 3.01(d), or (B) that are Canadian withholding taxes that would be imposed on amounts (including by reason of the Borrower and Lender not dealing at arm’s length within the meaning of ITA) payable to a Lender at the time that such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor, if any, was entitled, at the time of assignment to receive additional amounts with respect to such Taxes pursuant to this Section 3.01(a)(i) (provided, such Lender deals at arm’s length with the Borrower within the meaning of the ITA); and (ii) the applicable withholding agent shall make such withholdings or deductions of such Taxes and shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws. In the case of Taxes deducted or withheld by any Loan Party, as soon as practicable after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof or, if such a receipt is unavailable, such other evidence as may be reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes, recording and filing fees, and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document other than Excluded Taxes (hereinafter referred to as “Other Taxes”).

(c) Without duplication of any amounts payable under clauses (a) or (b) above, the Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Indemnified Taxes with respect to which the Borrower is required to pay additional amounts pursuant to Section 3.01(a)(i) and Other Taxes (including any such Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent and/or such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses, other than those arising from the willful misconduct or gross negligence by the Lender or the Administrative Agent, as the case may be) arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any Lender or the Administrative Agent requesting an indemnity payment pursuant to this Section 3.01(c) shall provide a written request to the Borrower (providing reasonable detail) within 180 days after it became aware of the imposition of any Taxes for which it is seeking the indemnity. Payment under this subsection (c) shall be made within 30 days after the date the relevant Lender or the Administrative Agent, as the case may be, makes a demand therefor.

(d) Any Lender that is entitled to an exemption from, or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident, or any applicable tax treaty to which such jurisdiction is a party, with respect to any payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding, deduction, or at a reduced rate of withholding or deduction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to a materially more onerous unreimbursed cost or expense, or would prejudice the legal or commercial position of such Lender in a manner that is materially worse, in each case, than the cost or expense or the prejudice that would have resulted had such Lender been required to complete, execute or submit an Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY and/or W-9 (or, in each case, any successor forms), as may be applicable. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(e) Each Lender shall severally indemnify the Administrative Agent for the full amount of any Excluded Taxes (including any interest, penalties additions to tax and liabilities with respect thereto) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any such amounts shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Excluded Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) If the Administrative Agent or any Lender, as the case may be, determines, in its sole discretion, that it has received a refund of Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section 3.01, the Administrative Agent or such Lender, as applicable, shall promptly pay such refund (but only to the extent of the Indemnified Taxes or Other Taxes paid by the Borrower under this Section 3.01 and only to the extent that the Administrative Agent or the Lender, as applicable, is satisfied that it may do so without prejudice to its right, as against the relevant Governmental Authority, to retain such refund) to the Borrower, net of all out-of-pocket expenses of the Administrative Agent or such Lender, as applicable, incurred in obtaining such refund, as is determined by the Administrative Agent or such Lender, as applicable, in its sole discretion and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), and as will leave the Administrative Agent or such Lender, as applicable, in no worse position than it would be in if no such Indemnified Taxes or Other Taxes had been imposed; provided, however, that the Borrower agrees to promptly return such amount (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender, as applicable, if it receives notice from the Administrative Agent or such Lender, as applicable, that the Administrative Agent or such Lender, as applicable, is required to repay such refund. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. Nothing contained herein shall interfere with the right of the Administrative Agent or any Lender to arrange its affairs in whatever manner it sees fit.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to maintain its Loan, or to determine or charge interest rates, based upon the Eurodollar Rate or CDOR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to continue Loans, or to determine or charge interest rates, based upon the Eurodollar Rate or CDOR Rate, as applicable, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans or CDOR Rate Loans, as applicable, of such Lender to Base Rate Loans or Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans or CDOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or CDOR Rate Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Majority Facility Lenders in respect of the applicable Facility determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or CDOR Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or CDOR Rate Loan, or that the Eurodollar Rate or CDOR Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or CDOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans or CDOR Rate Loans, as applicable, shall be suspended until the Administrative Agent (upon the instruction of the Majority Facility Lenders in respect of such Facility) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for conversion to or continuation of Eurodollar Rate Loans or CDOR Rate Loans, as applicable, or, failing that, will be deemed to have converted such request into a request for a Base Rate Loans or Canadian Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans and CDOR Rate Loans.

(a) If any Lender determines in good faith that as a result of the enactment of, the effectiveness of any change in, or in the official interpretation of, any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of maintaining Eurodollar Rate Loans or CDOR Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) any Indemnified Taxes or Other Taxes (which shall, in each case, be governed by Section 3.01) or Taxes imposed on gross or net income, gross or net profit or gross or net receipts, and (ii) reserve requirements contemplated by Section 3.04(c)), in each case by an amount reasonably determined by such Lender to be material, then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such demand and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

(b) If any Lender determines in good faith that the enactment of any Law regarding capital adequacy or the effectiveness of any change therein or in the official interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s return on capital on its Loan prior to giving effect to such enactment or change), in each case by an amount reasonably determined by such Lender to be material, then such Lender shall provide notice of such enactment or change to the Administrative Agent and the Borrower and from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan or CDOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan or CDOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or Canadian Prime Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan or CDOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13.

The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04 or a claim of illegality under Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Closing Date. The obligations of the Lenders to make Loans hereunder on the Closing Date shall be subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions on or before the Closing Date:

(a) The Administrative Agent’s receipt of the following:

(i) (x) executed counterparts of this Agreement and the other Loan Documents (other than the Notes), each dated as of the Closing Date and properly executed by a Responsible Officer of the signing Loan Party and (y) executed counterparts of this Agreement and the other Loan Documents, each dated as of the Closing Date, duly executed and delivered by each Agent party thereto;

(ii) a Note dated as of the Closing Date and executed by the Borrower in favor of each Lender requesting a Note pursuant to Section 2.08;

(iii) (A) copies of each Organizational Document of each Loan Party, (to the extent applicable) certified as of a recent date by an appropriate government official, (B) copies of the resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (C) an incumbency certificate dated as of the Closing Date of the officers of each

Loan Party executing this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, dated as of the Closing Date or a recent date before the Closing Date, together with, if available, a good standing certificate from each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;

(v) favorable opinions of (i) Latham & Watkins LLP, New York counsel to the Loan Parties, (ii) Davies Ward Phillips & Vineberg LLP, Ontario and Quebec counsel to the Loan Parties (and of any other special or local counsel regarding perfection of security interests) and (iii) Blake, Cassels & Graydon LLP, Ontario and Quebec counsel to the Administrative Agent, each dated as of the Closing Date and addressed to each Agent and each Lender, in substantially the form of Exhibit H-1, Exhibit H-2 and Exhibit H-3 respectively; and

(vi) a certificate dated as of the Closing Date signed by a Responsible Officer of the Borrower (i) certifying that, as of the Closing Date, after giving effect to the Transactions, no Default has occurred and is continuing, and (ii) confirming compliance with the conditions precedent set forth in clause (o) of this Section 4.01.

(b) The Administrative Agent shall have received (i) the Audited Financial Statements, (ii) unaudited interim consolidated or combined financial statements of Canwest Limited Partnership for each quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and unaudited consolidated or combined financial statements for the same period of the prior fiscal year, and (iii) to the extent available, monthly financial data generated by the Seller’s internal accounting systems for use by senior management for each month ended after the latest quarter referred to in clause (ii).

(c) The Administrative Agent shall have received Holdings’ most recent projected consolidated and consolidating statements of income, balance sheet and cash flows for the fiscal years 2010 through 2017.

(d) The pro forma ratio of Consolidated Indebtedness after giving effect to the Transactions to Adjusted EBITDA shall not be more than 3.75 to 1.0 and the Borrower shall have provided reasonably satisfactory support for such calculations (it being understood that, solely for purposes of calculating Consolidated Indebtedness pursuant to this clause (d), the Dollar shall be translated into Canadian Dollars on the basis of the noon buying rate in New York City for cable transfers of Canadian Dollars as certified for customs purposes by the Federal Reserve of New York on April 30, 2010, which was US$1=$1.0169).

(e) The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.01 or liens to be discharged on or prior to the Closing Date.

(f) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower.

(g) The Collateral Agent shall have received, subject to the Intercreditor Agreements, (i) the certificates, if any, representing the shares of Equity Interests pledged pursuant to the Security

Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Each document (including under the PPSA) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and, subject to the Intercreditor Agreements, superior in right to any other Person (other than with respect to Liens permitted by Section 7.01), shall be in proper form for filing, registration or recordation.

(i) The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that all insurance required to be maintained pursuant to Section 6.07 is in full force and effect.

(j) The Administrative Agent shall have received evidence of (i) an order or orders (the “Sanction and Vesting Orders”) granted by the Ontario Superior Court of Justice (Commercial List) (the “CCAA Court”) in the Companies’ Creditors Arrangement Act (Canada) proceedings of Canwest (Canada) Inc., Canwest Publishing Inc./Publications Canwest Inc., Canwest Books Inc. approving and sanctioning the consolidated plan of compromise concerning, affecting and involving the Sellers (the “CCAA Plan”) and the transactions contemplated in the CCAA Plan and the Acquisition Agreement, and vesting in Borrower title to and in all of the Acquired Assets free and clear of all Liens, other than Liens permitted by Section 7.01 and (ii) that all of the conditions precedent to the implementation of the CCAA Plan will be fulfilled substantially concurrently with the effectiveness of this Agreement or, to the extent permitted pursuant to the terms and conditions of the Acquisition Agreement and the CCAA Plan, waived and the CCAA Plan has been implemented or will be implemented substantially concurrently with the effectiveness of this Agreement (“Plan Implementation”). The Sanction and Vesting Orders shall be in form and on terms satisfactory to the Lenders and all relevant appeal periods shall have passed such that the Sanction and Vesting Orders are final.

(k) The Borrower shall have entered into the ABL Credit Agreement, and such ABL Credit Agreement shall be in full force and effect.

(l) The following transactions shall have been consummated, or shall be consummated substantially concurrently with the making of the Loans on the Closing Date: (i) the transactions contemplated in the Acquisition Agreement shall have been consummated in accordance with the Acquisition Agreement, and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Borrower or the Lenders without the approval of the Administrative Agent; (ii) the Equity Contribution shall have been consummated; (iii) the Borrower shall have received at least US$275,000,000 in gross cash proceeds from the issuance of the Senior Secured Notes and (iv) in addition, after giving effect to the Transactions, the Borrower shall have received or shall have at least $35,000,000 in the form of cash on balance sheet.

(m) All government and third party approvals necessary in connection with the Acquisition, the financing thereof and the continuing operations of the Borrower shall have been obtained. There shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to have a material adverse effect on the Borrower, the Acquisition, the financing thereof or any of the other transactions contemplated hereby.

(n) The Lenders shall have received all documentation and other information reasonably requested by the Administrative Agent within a reasonable period of time prior to the Closing Date and required under applicable “know your customer” and anti-money laundering rules and regulations.

(o) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) as of the Closing Date after giving effect to the Transactions, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date).

(p) Any fees required to be paid on or before the Closing Date shall have been paid.

(q) The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least two Business Days prior to the Closing Date.

(r) The Administrative Agent shall have received a letter from the process agent confirming its appointment in accordance with Section 10.14(d).

(s) With respect to each of the Mortgaged Properties, the Collateral Agent shall have received each of the following, in form and substance reasonably satisfactory to the Collateral Agent:

(i) Mortgages. A fully executed counterpart of the Mortgage on such parcel of Mortgaged Property, and evidence that a counterpart of the Mortgage has been either recorded or registered or delivered to the Title Company (or with respect to Mortgaged Properties located in Canada, to the Borrower’s counsel) for recording or registration in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable mortgage, charge, hypothec or deed of trust lien (with the priority required by the Intercreditor Agreements) on each Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties, securing the Secured Obligations and the Guaranteed Obligations (provided that in jurisdictions that impose mortgage recording or registration taxes that are calculated with reference to the principal amount of the Mortgage, such Mortgage shall not secure indebtedness in an amount exceeding 105% of the fair market value of such Mortgaged Property, as reasonably determined in good faith by the Borrower and reasonably acceptable to the Collateral Agent or the Borrower, or the applicable Loan Party, shall provide to the applicable registry office an affidavit concerning the fair market value of such Mortgaged Property), subject to Liens permitted under Section 7.01 (and with respect to Mortgaged Properties leased by the Borrower, or the applicable Loan Party, as tenant, together with landlord consents, if required pursuant to the lease relating to such leased Mortgaged Property and assurances, in form and substance reasonably satisfactory to the Collateral Agent);

(ii) Title Policies. A policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) which shall (A) be in an amount equal to 105% of the fair market value of each Mortgaged Property covered thereby, (B) be issued at commercially reasonable rates, (C) insure or commit to insure that the Mortgage insured thereby creates a valid and enforceable mortgage, charge, hypothec or deed of trust lien (with the priority required by the Intercreditor Agreements) in the real property described therein, free and clear of all defects and encumbrances, except Liens permitted under Section 7.01, (D) name the Collateral Agent for the benefit of the Secured Parties as the insured thereunder, (E) be in the form of ALTA Loan Policy – 2006 (or equivalent policies), (F) contain such affirmative coverage and title endorsements as the Collateral Agent shall reasonably request, and (G) be issued by the Title Company, together with evidence satisfactory to the Collateral Agent that all premiums in respect of such policy or commitment, all charges for mortgage recording tax and all related expenses, if any, have been paid;

(iii) Recorded or Registered Documents. A copy of all recorded or registered documents referred to, or listed as exceptions to title in the title commitments or policies referred to in clause (ii) above;

(iv) Fixture Filings or Notices of Security Interest. If requested by the Collateral Agent, proper fixture filings under the UCC or PPSA or notices of security interest under the UCC or PPSA for filing under the UCC or PPSA in the appropriate jurisdiction in which the parcel of Mortgaged Property is located, necessary or desirable to perfect the security interests in fixtures purported to be created by the Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties;

(v) Counsel Opinions. An opinion of counsel in the state or province in which such parcel of Mortgaged Property is located and an opinion of counsel in the jurisdiction of formation of the Loan Party entering into the relevant Mortgage, in each case, in form and substance and from counsel reasonably satisfactory to the Administrative Agent (but specifically excluding any opinion as to title to such parcel of Mortgaged Property);

(vi) Flood Determinations. A “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to Mortgaged Properties located in the United States or equivalent determination in any other jurisdiction with respect to each parcel of Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower or the applicable Loan Party, and evidence of flood insurance, in the event any such parcel of Mortgaged Property is located in a special flood hazard area);

(vii) Surveys. (A) To the extent available, an existing ALTA survey with respect to Mortgaged Properties located in the United States (or for Mortgaged Properties situated in Canada, a survey prepared by a licensed land surveyor in the province where the Mortgaged Property is located in accordance with applicable provincial standards) for each Mortgaged Property listed on Schedule 5.08, and (B) a new ALTA survey with respect to Mortgaged Properties located in the United States (or for Mortgaged Properties situated in Canada, a survey prepared by a licensed land surveyor in the province where the Mortgaged Property is located in accordance with applicable provincial standards), in form and substance reasonably satisfactory to the Administrative Agent for each Mortgaged Property as to which a Mortgage is granted pursuant to Section 6.11(c), as well as any updates or affidavits that the Title Company may reasonably request in connection with the issuance of the title insurance policies;

(viii) Mortgaged Property Indemnification Certificates. With respect to each Mortgaged Property, such affidavits, certificates, instruments of indemnification (with respect to Mortgaged Properties located outside Canada) and other similar items (including a so-called “gap” indemnification with respect to Mortgaged Properties located outside Canada) as shall be reasonably required to induce the Title Company to issue the title insurance policies and endorsements contemplated in clause (ii) above; and

(ix) Other. Such other information, documentation, and certifications as may be reasonably required by the Administrative Agent or the Collateral Agent.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01 and the consent required under Section 10.01(a), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document delivered or to be delivered pursuant to

Section 4.01(a)(v) and not to require any additional documentation under Section 4.01(s)(ix), unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its requirements or objection with respect thereto.

4.02 Each Credit Event. Each conversion or continuation of any Loan pursuant to Section 2.02 shall be subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) as of the date of such conversion or continuation, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date).

(b) No Default. At the time of and immediately after giving effect to such conversion or continuation, no Default or Event of Default shall have occurred and be continuing.

Each conversion and continuation of a Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings, the Borrower and each other Loan Party represents and warrants to each Agent and each Lender that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case (other than with respect to clause (a)), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law in; except with respect to any conflict, breach, violation or contravention or payment (but not creation of Liens) referred to in clauses (b) and (c), to the extent that such conflict, breach, contravention, violation or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than such approvals, consents, exemptions, authorizations, notices or filings the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document dated on or prior to the date this representation is made constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally or (ii) equitable principles and equitable remedies, including the fact that the granting of specific performance and other equitable remedies as a matter of judicial discretion.

5.05 Financial Statements.

(a) As of the Closing Date, the Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Canwest Limited Partnership as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of Canwest Limited Partnership as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) As of the Closing Date, each of the unaudited consolidated or combined balance sheets of Canwest Limited Partnership dated November 30, 2009, February 28, 2010 and May 30, 2010, and the related consolidated statements of earnings (loss), comprehensive income (loss), partners’ deficiency and cash flow for the fiscal quarter ended on such date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Canwest Limited Partnership as of such date and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal interim accruals or adjustments, unless otherwise disclosed.

(c) Since August 31, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect other than (i) any events that have been disclosed to the Administrative Agent leading up to the application by Canwest (Canada) Inc., Canwest Publishing Inc./Publications Canwest Inc. and Canwest Books Inc. with the CCAA Court for creditor protection under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and the granting by such court of creditor protection thereunder and (ii) those events which customarily occur following the commencement of a proceeding under the CCAA and other events ancillary thereto.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower or Holdings after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues, or in respect of the Acquired Assets, that (a) purport to affect the validity or enforceability of this Agreement or any other Loan Document, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. After giving effect to the Transactions, no Default has occurred and is continuing.

5.08 Ownership of Property; Liens; Intellectual Property. (a) Each Loan Party and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 5.08 sets forth a true and complete list of all the real property owned or leased by each Loan Party and each of its Subsidiaries as of the Closing Date.

(b) The property (including intellectual property) owned by Holdings and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01 or created pursuant to any Loan Document.

(c) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents, domain names and other intellectual property necessary to its business as currently conducted, and takes reasonable actions to protect the same, in each case except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of their businesses by the Loan Parties and their Subsidiaries does not infringe, dilute, misappropriate, or otherwise violate the intellectual property rights of any other Person.

5.09 Environmental Compliance. Except as specifically disclosed in Schedule 5.09 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Loan Party and each of its Subsidiaries is in compliance with, and, within the period of all applicable statutes of limitation, has not violated any, Environmental Laws; (ii) there are no claims pending or threatened against any Loan Party or any of its Subsidiaries regarding or alleging potential liability under, or violations of, Environmental Laws, or relating to Materials of Environmental Concern; and (iii) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or, to the knowledge of the Loan Parties, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries or at any other location which could reasonably be expected to give rise to liability of, or otherwise result in costs to, any Loan Party or any of its Subsidiaries or impair the fair salable value of any real property owned by any Loan Party or any of its Subsidiaries.

5.10 Taxes. Except as would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect, Holdings and its Subsidiaries have filed on a timely basis (giving effect to any extensions which have been granted) all Federal, state, provincial and other tax returns and reports required to be filed, and Holdings and its Subsidiaries, as applicable, have paid all Federal, state, provincial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.

5.11 Pension Plans. The Pension Plans which are “registered pension plans” as defined under the ITA are duly registered under the ITA and any other applicable Laws which require registration, have been administered in all material respects in accordance with the ITA and such other applicable Laws and no event has occurred which would reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. All material obligations of the Borrower and each other Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Pension Plans except where such disputes would not reasonably be expected to have a Material Adverse Effect. No promises of benefit improvements under the Pension Plans have been made except where such improvement would not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Borrower and each other Loan Party to those Pension Plans which are “registered pension plans” as defined under the ITA have been made on a timely basis in accordance with the terms of such plans and all applicable Laws and all contributions or premiums required to be made or paid by the Borrower and each other Loan Party to any other Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Borrower and each other Loan Party to any Multi-Employer Plan have been made on a timely basis in accordance with the terms of such plans, all applicable collective bargaining agreements, all participation and other agreements in respect of such plans to which the Borrower or any Loan Party is a party and applicable Laws, except, in the case of any Multi-Employer Plan that is not a “registered pension plan” as defined in the ITA, to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals from the Pension Plans except where such withdrawals would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 5.11, as of the date hereof, each of the Pension Plans, which is a “registered pension plan” as defined under the ITA, is fully funded on a solvency basis, going concern basis and wind-up basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities). Subject to the matters disclosed in Schedule 5.11:

(i) for any Pension Plan or fund, which is a defined contribution plan requiring the Borrower or any Subsidiary to contribute thereto, or to deduct from payments to any employee and pay such deductions into or to the credit of such Pension Plan or fund, all required employer and employee contributions have been properly withheld by the Borrower or such Subsidiary and have been fully paid into the funding arrangements for the applicable Pension Plan or fund in accordance with applicable Laws;

(ii) for any Pension Plan or fund which is a defined benefit plan and is a “registered pension plan” as defined under the ITA (“Defined Benefit Plan”), in each case of the Borrower or any Subsidiary: (A) the date of the most recently filed actuarial valuations in respect of the Defined Benefit Plans are disclosed in Schedule 5.11, and (B) all payments and contributions required to be remitted or paid to or in respect of each such Defined Benefit Plan, including special payments and any other payments in respect of any funding deficiencies or shortfalls, have been remitted or paid to or in respect of each such plan in a timely fashion, in accordance with the terms of the plan and all applicable Law; and

(iii) any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due in accordance with applicable Law.

None of the Borrower, or any Loan Party or any of their respective Affiliates is subject to the United States Employee Retirement Income Security Act of 1974, as amended.

5.12 Subsidiaries. As of the Closing Date, Holdings has no Subsidiaries other than those specifically disclosed in Schedule 5.12.

5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, Holding, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. Each of the Borrower and Holdings has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such financial projections may vary from actual results and such variance may be material.

5.15 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Court Approval. The Sanction and Vesting Orders have been issued by the CCAA Court and Plan Implementation has occurred (or, with respect to any such representation and warranty to be made on the Closing Date, will occur substantially concurrently with the effectiveness of this Agreement).

5.17 Solvency. On and as of the Closing Date, after giving effect to the Transactions (including the use of proceeds of any borrowings to occur on the Closing Date), the Loan Parties (taken as whole) are Solvent.

5.18 Security Agreement. The provisions of the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and, to the extent required under the Collateral Documents, such Liens constitute (or, to the extent required for perfection, upon filing of financing statements and the taking of any other actions or making of filings required for perfection under the relevant Collateral Documents and specified herein or in the relevant Collateral Documents and the taking of actions or making of filings with respect to intellectual property registrations or applications issued or pending as specified, will constitute) perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party, subject to no Liens other than Liens permitted under Section 7.01.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until such time as the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification and expense reimbursement obligations not due and payable) shall have been paid in full, Holdings shall, and shall (except in the case of the covenants set forth in Section 6.01) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent for delivery to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings (commencing with the first fiscal year of Holdings ending after the Closing Date), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP (or, at the option of the Borrower and subject to Section 1.03(b), IFRS, provided that the first set of such financial statements prepared in accordance with IFRS shall include a reconciliation to GAAP), audited and accompanied by a report and opinion of an independent certified public accountant or chartered accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ending May 31, 2010; provided that the financial statements for such first quarterly period may be of the Seller and its Subsidiaries instead of Holdings and its Subsidiaries), (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, setting forth in comparative form to the most recent audited balance sheet the figures for the current fiscal quarter end, (ii) the related consolidated statements of income or operations for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, and (iii) consolidated statements of shareholders’ equity and cash flows for the portion of the fiscal year then ended, setting forth in the case of the statements of income specified in clause (ii) and cash flows specified in clause (iii) in comparative form the figures for the corresponding interim periods of the previous fiscal year, all in reasonable detail, such statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP (or, at the option of the Borrower and subject to Section 1.03(b), IFRS, provided that the first set of such financial statements prepared in accordance with IFRS shall include a reconciliation to GAAP), subject only to normal interim accruals or adjustments, unless otherwise disclosed, and the absence of footnotes; and

(c) as soon as practicable, but in any event within sixty (60) days after the beginning of each fiscal year of Holdings, a consolidated plan and financial forecast for such fiscal year and the succeeding two fiscal years, including a forecasted consolidated balance sheet, statements of income and funds flow statements for each such fiscal year, together with an explanation of the assumptions on which such forecasts are based.

So long as Holdings or the Borrower furnishes the materials required pursuant to Section 6.02(b), Holdings and the Borrower shall not be separately required to furnish any information under clause (a) or (b) above.

6.02 Certificates; Other Information. Deliver to the Administrative Agent for delivery to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended May 31, 2010), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings and within five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a), a computation of Excess Cash Flow for such fiscal year signed by a Responsible Officer of Holdings;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with the Ontario Securities Commission under the Securities Act (Ontario), and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) to the extent not already furnished under any Loan Document, promptly after the furnishing thereof, copies of each annual, monthly or other periodic statement or report furnished to holders of the Senior Secured Notes pursuant to the terms of the Senior Secured Note Documents or furnished to the lenders under the ABL Documents, and, promptly following the giving or receipt of written notice of the occurrence of any “default” or “event of default” (however described) by any Loan Party or of any of its Subsidiaries under the terms of the ABL Documents or the Senior Secured Note Documents, a copy of such notice; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of Holdings or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender, through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Holdings shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings with any such request for delivery.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Holdings or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or their securities) (each, a “Public Lender”). Each of Holdings and the Borrower hereby agrees that, if requested by the Administrative Agent, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or their securities for purposes of applicable securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, neither Holdings nor the Borrower shall be under any Obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. Promptly after Holdings or the Borrower has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including to the extent it has resulted or could reasonably be expected to result in a Material Adverse Effect, (i) material breach or non-performance of, or any material default under, a Contractual Obligation for Indebtedness of any Loan Party or any Subsidiary thereof; (ii) any material dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority which, if adversely determined, would be reasonably expected to have a Material Adverse Effect; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws which, if adversely determined, would be reasonably expected to have a Material Adverse Effect;

(c) of Holdings’ or the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event;

(d) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(i), or (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii);

(e) of any announcement by Moody’s or S&P of any material change in a Rating; and

(f) of all amendments to the Acquisition Agreement, the ABL Credit Agreement or the Senior Secured Note Documents, together with a copy of such amendment.

Each notice pursuant to this Section 6.03 (other than Section 6.03(d), (e) or (f)) shall be accompanied by a statement of a Responsible Officer of Holdings or the Borrower setting forth details of the occurrence referred to therein and stating what action Holdings or the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon Holdings or its Subsidiaries, or each of their respective properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings or such Subsidiary; and (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property that would not otherwise be permitted hereunder unless such claims are being contested in good faith by appropriate proceedings and the relevant entity has established and maintains adequate reserves for the payment of the same.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (except in a transaction permitted by Section 7.03), except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect (provided that, notwithstanding anything to the contrary contained herein, the Borrower shall continue to be organized under the laws of Canada or any province thereof); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect (i) all intellectual property owned by Holdings or such Subsidiary that is material to the conduct of its business, as determined in good faith by Holdings or such Subsidiary, and (ii) its equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, in each case except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Keep its material properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, and public liability insurance against claims for personal injury, in each case as is customary with companies in the same or similar businesses operating in the same or similar locations.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Holdings or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties (provided that, unless a Default or Event of Default exists, the Administrative Agent may not conduct or cause to be conducted any intrusive or invasive environmental testing at any of the properties, unless and until prior written authorization for such testing is obtained from Holdings, which authorization shall not unreasonably be withheld), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public or chartered accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and unless a Default or Event of Default then exists, not more frequently than twice in any fiscal year, upon reasonable advance notice to Holdings or the Borrower and permit representatives and independent contractors of each Lender to visit and inspect any of its properties (provided that, unless a Default or Event of Default exists, such Lender may not conduct or cause to be conducted any intrusive or invasive environmental testing at any of the properties, unless and until prior written authorization for such testing is obtained from Holdings, which authorization shall not unreasonably be withheld), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public or chartered accountants, all at the expense of such Lender and at such reasonable times during normal business hours and unless an Event of Default then exists, not more frequently than once in any fiscal year, upon reasonable advance notice to Holdings or the Borrower; provided, however, that, notwithstanding the foregoing, when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice to the Borrower. Notwithstanding anything to the contrary in this Section 6.10, at all times during such visits and inspections, the Administrative Agent or any Lender (or their respective representatives or contractors) must comply with all applicable site regulations as the Borrower or its Subsidiaries or any of their respective officers or employees may require by reasonable notice of the same.

6.11 Covenant to Guarantee Obligations and Give Security.

(a) Within thirty (30) days of (i) the formation or acquisition of any new direct or indirect Subsidiary (other than any Excluded Subsidiary) or (ii) the date on which any Excluded Subsidiary ceases to qualify as an Excluded Subsidiary, Holdings or the Borrower shall, at its expense:

(A) cause such Subsidiary to become a Loan Party by (x) executing a Joinder Agreement as set forth in Exhibit I (a “Joinder Agreement), and (y) executing and delivering such amendments, supplements or documents of accession to any Collateral Documents as the Administrative Agent reasonably deems necessary for such Subsidiary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (with the priority required by the Intercreditor Agreements) in the Collateral described in such Collateral Document with respect to such Subsidiary;

(B) deliver to the Administrative Agent, (x) an incumbency certificate issued by the secretary or assistant secretary of such Guarantor, certifying as to the authority of the person executing such Joinder Agreement, (y) a copy of a resolution from the board of directors of such Guarantor authorizing execution and delivery of such Joinder Agreement, and (z) a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request.

(b) If any material assets (other than any interest in real property or improvements thereon) referred to in clause (c) below) are acquired by the Borrower or any other Loan Party after the Closing Date (other than assets constituting Collateral under any applicable Collateral Document that become subject to the Lien in favor of the Collateral Agent pursuant to such Collateral Document upon acquisition thereof), the Borrower will immediately notify the Administrative Agent and will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, all at the expense of the Loan Parties.

(c) With respect to any owned real property or improvements thereon having a fair market value of at least $1,000,000, or in connection with the entering into of any Material Lease, as soon as practicable but in no event more than 60 days after the date of the acquisition of such property or the entering into of such leases, which period may be extended by the Administrative Agent in its reasonable discretion, the Borrower shall, or shall cause the appropriate Loan Party to, execute and deliver (or, in the case of Material Leases of real property, use commercially reasonable efforts to execute and deliver) the instruments and documents required under Section 4.01(s).

(d) If, at the end of any fiscal quarter of Holdings after the Closing Date, Subsidiaries that are “Immaterial Subsidiaries” pursuant to the definition of “Immaterial Subsidiary” exceed the aggregate amounts set forth in the definition thereof, the applicable Loan Party shall promptly cause one or more Subsidiaries designated by the Borrower to execute the documents required under paragraph (a) above, such that the foregoing condition ceases to be true.

At any time upon reasonable request of the Administrative Agent, Holdings or the Borrower shall, and shall cause each relevant Subsidiary to, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of this Agreement or in perfecting and preserving the Liens required under the Collateral Documents.

6.12 Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain with Moody’s and S&P a Rating, which Ratings shall, in the case of a private rating, be updated or confirmed at least once per year.

6.13 Use of Proceeds. The proceeds of the Loans (other than any New Term Loans) shall be used to finance a portion of the Acquisition and to pay related costs, fees and expenses. The proceeds of any New Term Loans shall be used for general corporate purposes, including, without limitation, to finance any Permitted Acquisitions and any related costs, fees and expenses.

6.14 Post-Closing Actions. The Borrower shall take each action set forth on Schedule 6.14 within the period set forth on Schedule 6.14 for such action; provided, that in each case, the Administrative Agent may, in its sole reasonable discretion, grant extensions of the time periods set forth in such Schedule 6.14.

ARTICLE VII

NEGATIVE COVENANTS

Until such time as the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification and expense reimbursement obligations not due and payable) shall have been paid in full:

7.01 Liens. Holdings shall not, nor shall it permit any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(u);

(c) Liens on property existing at the time the Borrower or any of its Subsidiaries acquired such property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of its Subsidiaries; provided, however, that such Lien may not extend to any other property of the Borrower or any Subsidiary and such Lien was not created in connection with or in anticipation of such acquisition;

(d) Liens for taxes, assessments or governmental charges or levies which are not yet due, or for which installments have been paid based on reasonable estimates pending final assessments, or the validity of which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising by operation of Law, such as prior claims, legal hypothecs securing the claims of persons having taken part in the construction or renovation of an immovable, arising in the ordinary course of business, which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate dispute resolution or other proceedings diligently conducted, if adequate holdbacks with respect thereto are being maintained as required by applicable Laws and adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment, employment insurance and other social security legislation;

(g) undetermined or inchoate Liens, charges, privileges, statutory liens, adverse claims or encumbrances of any nature whatsoever arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been duly given in accordance with applicable Laws or which, although filed or registered, relate to obligations not due or delinquent;

(h) deposits to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), tenders, government contracts, leases, statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), performance and return of money bonds and other obligations of a like nature so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of the Collateral on account thereof, in each case provided in the ordinary course of business;

(i) in respect of real estate leased by a Loan Party as tenant, any Lien encumbering the interest or title of a licensor, lessor or sublessor under leases or subleases of real estate permitted hereunder which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person and do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(j) statutory, common law or contractual Liens of landlords (including landlords’ right of distress or hypothec in the tangible personal property of a Loan Party, as tenant, located on leased premises) and easements, rights-of-way, licenses, permits, reservations, restrictions, restrictive covenants and other similar encumbrances affecting real property (including encumbrances consisting of zoning or building restrictions, municipal by-laws and regulations and encumbrances in respect of sewers, drains, gas and water mains or electric light and power or telephone conduits, poles, wires and cables) which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person and do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(k) title defects, encroachments or irregularities which are of a minor nature and which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person and do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(l) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person and do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(m) servicing agreements, development agreements, subdivision agreements, site plan control agreements, facilities sharing agreements, cost sharing agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the assets of such Person, provided same are complied with and do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person and do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(n) the right reserved to or vested in any Governmental Authority, by any statutory provision or by the terms of any lease, license, franchise, grant or permit of such Person, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(o) Liens on fixed or capital assets provided that (i) such security interests secure Indebtedness permitted by Section 7.02(g), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital asset and (iii) such security interest shall not apply to any other property or assets of such Loan Party or Subsidiary or any other Loan Party or Subsidiary;

(p) Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off, offset or similar rights) with respect to deposit accounts or securities accounts;

(q) Liens on any cash earnest money deposit (and proceeds thereof) made by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition or other acquisition not prohibited by this Agreement, including in connection with a letter of intent or acquisition agreement that is not prohibited by this Agreement;

(r) licenses or sublicenses of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business and not materially detracting from the value of the business of Holdings and its Subsidiaries taken as a whole;

(s) (i) Liens on insurance policies and the proceeds thereof or Liens securing the payment of financed insurance premiums and (ii) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(t) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to such Indebtedness permitted by Section 7.02 is issued;

(u) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances; provided that such Liens attach only to the documents, and goods covered thereby and proceeds thereof;

(v) Liens securing judgments, decrees or attachments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(w) Liens securing obligations not prohibited by this Agreement in an aggregate amount not to exceed $25,000,000 at any one time outstanding;

(x) Liens granted to secure obligations under the Senior Secured Note Documents and any refinancings, refundings, renewals or extensions of the Senior Secured Notes permitted by Section 7.02(u), which Liens attach to no more than the same assets and properties of the Loan Parties that are subject to Liens under the Security Agreement (other than with respect to Liens on assets released by the Collateral Agent (acting at the direction of the Administrative Agent or the Required Lenders in accordance herewith)) and are subject to the Intercreditor Agreements;

(y) Liens granted to secure obligations under the ABL Documents, and any refinancings, refundings, renewals or extensions of the ABL Revolving Loans permitted by Section 7.02(u), which Liens attach to no more than the same assets and properties of the Loan Parties that are subject to Liens under the Security Agreement (other than with respect to Liens on assets released by the Collateral Agent (acting at the direction of the Administrative Agent or the Required Lenders in accordance herewith)) and are and subject to the Intercreditor Agreements.

(z) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or similar arrangements entered into in the ordinary course of business or consignment of goods;

(aa) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(bb) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(cc) Liens granted to a public utility or any municipality or Governmental Authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of such Person which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person and do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(dd) the rights of any tenant, occupant or licensee under any lease, occupancy agreement or license which do not materially impair the use of the property subject thereto for the purpose of which it is used by the Borrower or any of its Subsidiaries;

(ee) lis pendens that may be registered against any real property or interest therein of such Person in respect of any action or proceeding against such Person, or in which such Person is a defendant, but with respect to which action or proceeding no judgment, award or attachment against such Person has been granted or made, and in respect of which such Person has posted security reasonably satisfactory to the Administrative Agent; provided that such lis pendens are removed within 60 days by paying money into a court or otherwise and all payments paid into court or otherwise as aforesaid; and

(ff) the replacement, extension or renewal of any Lien permitted by this Section 7.01; provided that such Lien is on the same assets subject thereto and arises out of the extension, renewal or replacement of the Indebtedness secured thereby (without increase in the amount thereof).

7.02 Indebtedness. Holdings shall not, and shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents, including any Guaranty of the Secured Obligations issued by any Guarantor;

(b) Indebtedness outstanding and listed on Schedule 7.02;

(c) (i) unsecured Indebtedness of the Borrower and its Subsidiaries and (ii) Permitted Convertible Indebtedness of Holdings; provided that the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (c) shall not exceed $250,000,000 at any one time outstanding;

(d) any Permitted Convertible Indebtedness Option Transaction;

(e) equity derivative transactions constituting Indebtedness of Holdings (other than any Permitted Bond Hedge Transaction or Permitted Warrant Transaction) that are accounted for as equity of Holdings in compliance with GAAP in accordance with EITF 00-19; provided that such transactions may not be settled in cash unless both immediately prior to and after giving effect to such settlement, (i) no Default or Event of Default shall exist or result therefrom and (ii) Holdings shall be in compliance with the covenants set forth in Section 7.07;

(f) Indebtedness in respect of Swap Contracts; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation;

(g) Indebtedness incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and including any such Indebtedness incurred for such purpose within 270 days after such acquisition or completion of construction or improvement, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $25,000,000 at any one time outstanding;

(h) (i) Indebtedness of a Loan Party (other than Holdings) to another Loan Party and (ii) Indebtedness of any Subsidiary of the Borrower to any other Subsidiary or the Borrower, provided that any such Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or another Loan Party shall only be permitted to the extent constituting an Investment permitted under Section 7.10;

(i) Guarantees by Holdings or its Subsidiaries of Indebtedness otherwise permitted under this Section 7.02;

(j) Indebtedness arising from the netting services, overdraft protections or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(k) Indebtedness of a Subsidiary, or Indebtedness attaching to an asset of a Person that is, acquired after the date of this Agreement or a corporation merged into or consolidated with the Borrower or any of its Subsidiaries after the Agreement and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, provided that the aggregate amount of all such Indebtedness does not at any time exceed an amount at any time outstanding in excess of $10,000,000;

(l) Indebtedness incurred or arising in connection with the matters described in Sections 7.01(f), (h) and (w);

(m) Indebtedness in respect of the Senior Secured Note Documents in an aggregate principal amount not to exceed US$275,000,000;

(n) [Reserved];

(o) Indebtedness in respect of the ABL Documents in an aggregate principal amount not to exceed $60,000,000;

(p) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, holdbacks, purchase price adjustments (based on changes in working capital or similar arrangements) and earn-outs in connection with a Permitted Acquisition, or from non-compete agreements, deferred compensation, consulting, incentive or similar obligations or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any such Subsidiary pursuant to such agreements, in connection with permitted acquisitions (including Permitted Acquisitions) or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(q) (i) tenant improvement loans and allowances and (ii) guaranties incurred in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessees, landlords and licensees of Holdings and its Subsidiaries;

(r) accretion or amortization of original issue discount and accretion of interest paid in kind, in each case in respect of Indebtedness otherwise permitted by this Section 7.02;

(s) Indebtedness of Holdings or any of its Subsidiaries consisting of obligations to insurance companies to pay insurance premiums (including financed premiums) arising in the ordinary course of business and not in connection with the borrowing of money or Swap Contracts;

(t) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, customs, appeal or similar obligations incurred in the ordinary course of business or any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims), in each case in the ordinary course of business;

(u) Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, defease, discharge, renew or replace Indebtedness incurred pursuant to Sections 7.02(c), (g), (k), (m), (o), (u) or (x) (“Refinanced Indebtedness”); provided that (i) the principal amount of such refinancing, refunding, extending, defeasing, discharging, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums make-whole amounts or penalties and accrued and unpaid interest paid thereon and fees (including any closing fees and original issue discount) and expenses, in each case associated with such refinancing, refunding, extension, defeasance, discharge, renewal or replacement, (ii) such refinancing, refunding, extending, defeasing, discharging, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (iii) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, defeasing, discharging, renewing or replacing are the only obligors on such refinancing, refunding extending, defeasing, discharging, renewing or replacing Indebtedness, (iv) the interest rate of such refinancing, refunding, extending, defeasing, discharging, renewing or replacing Indebtedness is not increased beyond applicable market interest rate at such time, (v) any Liens securing such Indebtedness are not extended to additional property of any Loan Party, and (vi) if the Refinanced Indebtedness was subordinated in right of payment to the Obligations, then the terms of the refinancing refunding, extending, defeasing, discharging, renewing or replacing Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the Refinanced Indebtedness;

(v) Indebtedness consisting of promissory notes issued by Holdings or any Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of capital stock or securities convertible into capital stock of Holdings or any Parent;

(w) [Reserved];

(x) other Indebtedness of the Borrower and its Subsidiaries; provided that the principal amount of all such Indebtedness shall not exceed $25,000,000 at any one time outstanding; and

(y) other unsecured Indebtedness of the Borrower and its Subsidiaries; provided that the principal amount of all such Indebtedness shall not exceed $50,000,000 (less the amount of New Term Loans incurred pursuant to Section 2.11).

7.03 Fundamental Changes, Dispositions. Holdings shall not, nor shall it permit any Subsidiary to merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or make any Disposition or enter into any agreement to make any Disposition, except that:

(i) (A) any Subsidiary may merge or amalgamate with (x) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (y) any other Subsidiary that is a Loan Party, provided that the Subsidiary that is a Loan Party shall be the continuing or surviving Person, and (B) any Subsidiary of Borrower that is not a Loan Party may be merged or amalgamated with or into another Subsidiary of the Borrower that is not a Loan Party;

(ii) (A) any Loan Party other than Holdings or the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than Holdings) and (B) any Subsidiary of Borrower that is not Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary;

(iii) Permitted Dispositions;

(iv) the Borrower or any of its Subsidiaries may make Dispositions of newspaper assets (including one or more Subsidiaries) to the extent exchanged for other newspaper assets (including any Person that becomes a Subsidiary as a result of such exchange) so long as, after giving effect thereto, the portion of Consolidated EBITDA attributable to such Disposed assets, when added to that portion of Consolidated EBITDA attributable to all other assets Disposed of in reliance on this subsection (iv), does not exceed 10% of Consolidated EBITDA as set forth in the most recent financial information delivered to the Administrative Agent pursuant to Section 6.01(a) or (b);

(v) other Dispositions so long as (w) no Default or Event of Default exists or would result therefrom, (x) after giving pro forma effect to such transaction, Holdings shall be in compliance with the covenants in Section 7.07, (y) such Disposition shall be (A) for fair market value and (B) at least 75% of the proceeds thereof shall be in cash or Cash Equivalents, and (z) all Net Cash Proceeds therefrom shall be applied as set forth in Section 2.03(b)(i); provided that Dispositions for consideration having a value of up to $5,000,000 in any fiscal year of Holdings may be undertaken without satisfying the requirement in clause (B) above so long as the Net Cash Proceeds of the liquidation of any such consideration is applied as set forth in Section 2.03(b)(i);

(vi) Investments otherwise permitted by Section 7.10; and

(vii) Dispositions in connection with a joint production arrangement of equipment to a joint venture entity permitted under Section 7.10 in exchange for Equity Interests in or Indebtedness of the joint venture entity so long as within 10 days after such Disposition (or such longer period agreed to by the Administrative Agent), the Borrower’s or the applicable Subsidiary’s Equity Interests or Indebtedness in such entity are pledged to the Collateral Agent, for the benefit of the Secured Parties.

7.04 Change in Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any material line of business other than business in the media, advertising or marketing industries or any business substantially related or incidental thereto or an extension thereof, including in any business involving the foregoing through the internet.

7.05 Transactions with Affiliates. Holdings shall not, nor shall it permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of Holdings or the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable (or more favorable) to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among Holdings and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries, (b) any Permitted Affiliate Transaction or (c) the payment of principal, interest and fees on the Loans and other transactions contemplated under this Agreement or any Loan Document between Holdings or any Subsidiary and any Lender solely in its capacity as a Lender hereunder.

7.06 Holdings. Holdings shall not conduct, transact or otherwise engage in any active trade or business or operations other than those incidental to the ownership of Equity Interests of the Borrower; provided that, for the avoidance of doubt, Holdings may take such actions as are necessary to (i) maintain its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance and including managing the responsibilities of a publicly traded company, interactions with shareholders, accounting and audit functions, public reporting obligations and other compliance matters, (ii) participate in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and Borrower, (iii) perform its obligations under this Agreement and the other Loan Documents to which it is a party, the Senior Secured Note Documents or the ABL Documents or (iv) engage in any other transaction specifically permitted hereunder to be entered into by Holdings.

7.07 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Holdings shall not permit the Consolidated Interest Coverage Ratio (measured on a Pro Forma Basis) at any time during any period set forth below to be less than the following ratios:

Period	Ratio:
Closing Date – May 31, 2011	2.00 to 1.00
June 1, 2011 – May 31, 2012	2.50 to 1.00
June 1, 2012 and the last day of each fiscal quarter thereafter	3.00 to 1.00

(b) Consolidated Total Leverage Ratio. Holdings shall not permit the Consolidated Total Leverage Ratio (measured on a Pro Forma Basis) at any time during any period set forth below to be more than the following ratios:

Period	Ratio:
Closing Date – May 31, 2011	4.10 to 1.00
June 1, 2011 – May 31, 2012	3.50 to 1.00
June 1, 2012 – May 31, 2013	3.00 to 1.00
June 1, 2013 –May 31, 2014	2.50 to 1.00

June 1, 2014 and the last day of each fiscal quarter thereafter	2.00 to 1.00

(c) Consolidated First Lien Indebtedness Leverage Ratio. Holdings shall not permit the Consolidated First Lien Indebtedness Leverage Ratio (measured on a Pro Forma Basis) at any time during any period set forth below to be more than the following ratios:

Period	Ratio:
Closing Date – May 31, 2011	2.25 to 1.00
June 1, 2011 – May 31, 2012	1.85 to 1.00
June 1, 2012 and the last day of each fiscal quarter thereafter	1.50 to 1.00

7.08 Burdensome Agreements. Holdings shall not, nor shall it permit any Subsidiary to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make dividends or distributions to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (ii) of any Subsidiary or Holdings to Guarantee the Obligations hereunder or (iii) of Holdings, the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this Section 7.08 shall not prohibit any limitations:

(A) incurred or provided in favor of any holder of Indebtedness secured by Liens permitted under Section 7.01(b) (and any refinancings, refundings, renewals or extensions thereof permitted under Section 7.02(u)), Section 7.01(k) or Section 7.01(m) solely to the extent any such limitation relates to the property financed by or the subject of such Indebtedness and any proceeds of, accessions to, or substitutions of similar value for such property;

(B) existing by reason of provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, partnership agreements and other agreements that customarily restrict the same;

(C) that are or were created by virtue of any sale or transfer of, agreement to sell or transfer or option or right with respect to any property or assets (including the capital stock of any Person) not otherwise prohibited under this Agreement;

(D) under any agreement, instrument or contract affecting property or a Person at the time such property or Person was acquired by the Borrower or any of its Subsidiaries, so long as such restriction relates solely to the property or Person so acquired and was not created in connection with or in anticipation of such acquisition;

(E) in effect on the date hereof and set forth on Schedule 7.08 so long as the consequences of violating any such limitations would not reasonably be expected to have a Material Adverse Effect;

(F) with respect to clause (iii) above, to the extent such Contractual Obligation permits the creation, incurrence, assumption or existence of a Lien on property of the Borrower or any Subsidiary (x) to secure Obligations (including Loans) in favor of the Collateral Agent on behalf of the Secured Parties under this Agreement and (y) to secure amounts due under one or more other financing arrangements that refinance, refund, renew, extend or otherwise replace this Agreement in whole or in part in favor of lenders or other holders of indebtedness (or an agent on behalf of such lenders or holders) (or any subsequent refinancings, refundings, renewals, extensions or replacements of any such arrangements);

(G) under any document, instrument or agreement entered into in connection with Indebtedness permitted under Section 7.02(c), (g), (k), (m), (o), (x) or (u) (to the extent related to any of the foregoing);

(H) pursuant to applicable Law; or

(I) pursuant to this Agreement and the other Loan Documents.

7.09 Restricted Payments. Holdings shall not, nor shall it permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that is a Guarantor and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) Holdings may distribute rights pursuant to any existing shareholder rights plan or redeem such rights in accordance with the terms of any such existing shareholder rights plan;

(d) the Borrower may make Restricted Payments to Holdings to pay general corporate and overhead expenses and other administrative expenses of Holdings and to make customary indemnification payments to officers and directors of Holdings in an aggregate amount for this clause (d) not to exceed $5,000,000 for each fiscal year of Holdings;

(e) the Borrower may make any payment constituting an Early Retirement of (A) the Loans, (B) the ABL Revolving Loans, and (C) Indebtedness owing to the Borrower or any Subsidiary that is otherwise permitted hereunder;

(f) the Loan Parties may make any payment constituting an Early Retirement of Indebtedness as a result of a refinancing, refunding, extension, defeasance, discharge, renewal or replacement of Indebtedness that is permitted by Section 7.02;

(g) the Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments to its Parent) (i) to enable Holdings (or its Parent) to redeem or repurchase Equity Interests from officers, directors, employees or consultants of Holdings or its Subsidiaries, upon termination of employment or service, in connection with the exercise of stock options, stock appreciation rights or other equity incentives or equity based incentives, or in connection with the death or disability of such officers, directors, employees or consultants; provided that in all such cases the aggregate amount paid in respect of all such shares so redeemed or repurchased does not exceed $2,500,000 in the aggregate in any fiscal year; (ii) that consist of the cancellation of Indebtedness owing to a Loan Party from officers, directors, employees or consultants of Holdings or its Subsidiaries in connection with any repurchase of Equity Interests; and (iii) arising from repurchases of Equity Interests deemed to occur upon the exercise of stock options if such stock represents a portion of the exercise price thereof;

(h) (i) Holdings may (A) make regularly scheduled payments of interest in respect of any Permitted Convertible Indebtedness and (B) make cash payments in connection with any conversions of Permitted Convertible Indebtedness (provided that, in the case of each of (A) and (B), other than cash payments in lieu of fractional shares upon conversion, both immediately prior and after giving effect to any such payment, (x) no Default or Event of Default shall have occurred and be continuing or result therefrom and (y) Holdings shall be in compliance with the covenants set forth in Section 7.07), (ii) Holdings may purchase a Permitted Bond Hedge Transaction and can settle any amount due under any related Permitted Warrant Transaction by set-off against such related Permitted Bond Hedge Transaction (if such set-off is permitted under the terms thereof), by delivery of shares of its common stock and, subject to compliance with the proviso to clause (i) above, by payment in cash and (iii) the Borrower may distribute to Holdings cash in amounts necessary to enable Holdings to make any payment referred to in the foregoing clauses (i) and (ii); and

(i) other Restricted Payments during the term of this Agreement in an aggregate amount not to exceed $10,000,000 plus, so long as immediately before and immediately after giving effect thereto on a Pro Forma Basis (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the Consolidated Total Leverage Ratio does not exceed 2.50 to 1.00 for the most recent fiscal quarter for which financial statements are delivered pursuant to Section 6.01(a) or (b), the Additional Available Amount on the date such Restricted Payment is made.

7.10 Investments. Holdings shall not, nor shall it permit any Subsidiary to make or hold any Investments, except:

(a) Investments held by Holdings and its Subsidiaries in the form of Cash Equivalents or Investments that were Cash Equivalents when made;

(b) (i) advances to officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount not to exceed $2,000,000 at any one time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes, (ii) loans to officers, directors and employees of Holdings and its Subsidiaries for the purpose of purchasing Equity Interests of Holdings or a Parent of Holdings (or purchase of such loans made by others) so long as a capital contribution of the proceeds of any such purchase is made to the common equity of the Borrower, (iii) advances of payroll payments and expenses to officers, directors or employees of Holdings and its Subsidiaries in the ordinary course of business, and (iv) Investments made pursuant a “rabbi trust” or similar employee benefit plan or arrangement designed to defer the taxability of compensation to an employee, officer or director or of purchase payments made in connection with an acquisition;

(c) (i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by Holdings and its Subsidiaries in the Loan Parties, and (iii) Investments in Subsidiaries which are not Loan Parties, provided that such Investments made pursuant to this clause (iii) shall not exceed at any time an aggregate amount equal to $20,000,000 (net of any return on such investment);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors,

Investments received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, reorganization or insolvency of an account debtor;

(e) Guarantees of ordinary course obligations of Subsidiaries of the Borrower that do not constitute Indebtedness and Guarantees permitted by Section 7.02;

(f) Investments existing on the Closing Date and set forth on Schedule 7.10;

(g) the purchase or other acquisition (a “Permitted Acquisition”) of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.10(g):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.11;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business, or reasonably related or incidental thereto, as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iii) such purchase or other acquisition shall not include or result in any contingent liabilities that would reasonably be expected to be material to the business, financial condition, operations or prospects of Holdings and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of Holdings or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv) the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof measured at the time of execution of the acquisition agreement, the reasonably estimated amount of earnouts and other contingent payment obligations to, and the aggregate cash amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, and all assumptions of Indebtedness) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.10(g), shall not exceed the Available Investment Basket Amount; and

(v) (A) immediately before and immediately after giving effect on a Pro Forma Basis to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.07, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby.

(h) any Investment received as non-cash consideration from a Disposition permitted under Section 7.03;

(i) Investments consisting of pledges and deposits permitted by Section 7.01(f) and (h);

(j) Investments of any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Investments exist at the time such Person becomes a Subsidiary and (ii) such Investments were not made in anticipation of such Person becoming a Subsidiary;

(k) Investments pursuant to Swap Contracts permitted by Section 7.02(f);

(l) Investments consisting of acquisitions of newspaper assets (including Investments in any Person that becomes a Subsidiary) in an exchange permitted under Section 7.03(iv);

(m) Investments that constitute a capital expenditure;

(n) intercompany loans and advances to Holdings to the extent that the Borrower may pay dividends to Holdings pursuant to Section 7.09(d) or (e) (and in lieu of paying such Restricted Payment); provided that such intercompany loans and advances shall be unsecured and expressly subordinated in right of payment to the Obligations;

(o) Investments permitted by Section 7.03 (other than clause (vi));

(p) Investments or deemed Investments with respect to any Permitted Bond Hedge Transaction; and

(q) Investments the consideration for which solely consists of Equity Interests (other than Disqualified Equity Interests) of Holdings or Equity Interests of any Parent of Holdings; and

(r) other Investments during the term of this Agreement in an aggregate amount not to exceed the sum of (i) the Available Investment Basket Amount plus (ii) so long as immediately before and immediately after giving effect thereto on a Pro Forma Basis no Default or Event of Default shall have occurred and be continuing, the Additional Available Amount on the date such Investments are made.

7.11 Amendments of Organization Documents and Indebtedness Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) the Acquisition Agreement, (b) any agreement or instrument governing or evidencing (i) the ABL Revolving Loans or (ii) the Senior Secured Notes or (c) its Organization Documents, in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

7.12 Accounting Changes. Holdings shall not, nor shall it permit any Subsidiary to make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP or as required to implement IFRS, or as required or permitted by IFRS after such implementation, or (b) its fiscal year; provided that, at any time on or prior to October 31, 2010, Holdings and its Subsidiaries may change their respective fiscal year ends to November 30, February 28 or May 31; provided that, upon the reasonable request of the Administrative Agent, Holdings and the Borrower shall enter into an amendment to this Agreement reasonably satisfactory to (and executed by) the Administrative Agent and the Borrower which shall (i) effect changes to this Agreement with respect to provisions which refer to fiscal years and fiscal quarters in order to reflect such fiscal period changes, including, without limitation, changes to the reporting required under Sections 6.01 and 6.02 (including, without limitation, comparative financial reporting and the requirement for delivery of annual audited financial statements) and the financial covenants in Section 7.07) and (ii) require the delivery of audited financial statements of

Holdings and its Subsidiaries for the period beginning on the Closing Date and ending either August 31, 2010 or November 30, 2010 on or prior to November 30, 2010 or February 28, 2011, respectively. In the event that Holdings and its Subsidiaries change their respective fiscal year ends pursuant to this Section 7.12, all baskets and similar limitations to be determined per “fiscal year”, shall be prorated following any such change to reflect the resulting fiscal periods, as determined by the Administrative Agent in its reasonable discretion and reasonably acceptable to the Borrower.

7.13 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or Subsidiary acquires or completes the construction of such fixed or capital asset, provided that the aggregate amount of sale and leaseback transactions consummated in reliance on this Section 7.13 shall not exceed $25,000,000.

7.14 Swap Contracts. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Swap Contract, except as permitted by Section 7.02(d), (e) or (f).

7.15 Capital Expenditures. No Loan Party will, nor will permit any of its Subsidiaries to, make Capital Expenditures in excess of $50,000,000 for each fiscal year of Holdings, provided, that (a) such amount, if not so expended in the fiscal year for which it is permitted, may be carried over (the “Capital Expenditure Carryover Amount”) for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.

7.16 Pension Plan Compliance. No Loan Party will (a) establish or terminate any Pension Plan or take any other action with respect to any Pension Plan, except where the establishment or termination of, or action with respect to, a Pension Plan, solely or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) fail to make full payment when due of all amounts which, under the provisions of any Pension Plan or Multi-Employer Plan, agreement relating thereto or applicable Laws, the Loan Party is required to pay as contributions thereto, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect, (c) contribute to or assume an obligation to contribute to any new Multi-Employer Plan or any new Pension Plan that could reasonably be expected to result in any material liability to any Loan Party unless consented to by the Administrative Agent, or permit, or allow any Loan Party to permit, to exist a solvency or wind-up funding deficiency with respect to any Pension Plan which triggers or results in a funding obligation on the part of any Loan Party except where such funding obligation would not reasonably be expected to have a Material Adverse Effect.

7.17 Canadian Status. Holdings shall not, nor shall it permit any Subsidiary to (in each case, solely to the extent such entity is a direct publisher of any newspaper with respect to which limitations on deductibility of advertising expenses pursuant to Section 19 of the ITA (or any related or successor statute addressing deductibility of such advertising expenses) are in effect) fail (after the expiration of any grace periods applicable thereto set forth in the ITA (or any related or successor statute addressing deductibility of such advertising expenses)), with respect to any issue of any such newspaper, to satisfy the applicable requirements of Section 19 of the ITA (or any such related or successor statute) in order for such issue to be a “Canadian issue” of a “Canadian newspaper” as those terms are defined in section19 of the ITA (or any similar requirements set forth in Section 19 of the ITA (or any related or successor statute) applicable to the publisher of any newspaper in order for any related advertising expenses to be deductible under the ITA); provided that, with respect to the possible application of subsection 19(8) of the ITA (or any successor or analogous provision), the covenant of Holdings set forth in this Section 7.17 is limited to the extent that it is within Holdings’ control.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.10, 6.11, 6.13 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) knowledge by a Responsible Officer of the Borrower or Holdings of such failure or (ii) written notice thereof from the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation or warranty or certification made or deemed made by or on behalf of the Borrower, Holdings or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or false in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (beyond the applicable grace period with respect thereto) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Senior Secured Notes, the ABL Revolving Loans or in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition, beyond the applicable grace period with respect thereto, relating to the Senior Secured Notes, the ABL Revolving Loans, or relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto of not less than the Threshold Amount, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of the Senior Secured Notes, the ABL Revolving Loans or such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries), as applicable, to cause, with the giving of notice or the lapse of time if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made (other than (in the case of any such offer to repurchase, prepayment, defeasance or redemption) to the extent made with proceeds from the Disposition of assets (x) subject to Liens securing such other Indebtedness that have priority to the Liens, if any, on the same assets securing the Secured Obligations hereunder, and (y) subject to Liens securing the Secured Obligations hereunder and with respect to which the applicable Lenders decline to accept prepayment in accordance with Section 2.03(b)(v), provided that, in each case, such Disposition is permitted by the terms of such Indebtedness), prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Additional Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the sole Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount. Notwithstanding the foregoing, (1) any conversion of Permitted Convertible Indebtedness by a holder thereof into shares of common stock, cash or a combination of cash and shares of common stock; (2) the rights of holders of such Permitted Convertible Indebtedness to convert into shares of common stock, cash or a combination of cash and shares of common stock; (3) the rights of holders of such Permitted Convertible Indebtedness to require any repurchase by Holdings upon a fundamental change of such Permitted Convertible Indebtedness in cash, and (4) the termination of any of Swap Contract entered into in connection with such Permitted Convertible Indebtedness, shall not constitute an Event of Default; or

(f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person(s) and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person(s) or to all or any material part of their property is instituted without the consent of such Person(s) and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admit in writing their inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person(s) and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and such judgments or orders shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal within a period of sixty (60) days; or

(i) Invalidity of Loan Documents. Any material portion of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control.

(k) Collateral Documents. Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien (with the priority set forth in the Intercreditor Agreements and subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby except to the extent that any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of capital stock in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent or the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents; or

(l) Subordination. (i) The subordination provisions of the documents evidencing or governing any Indebtedness that is subordinated in right of payment to the Loans (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness other than as a result of the discharge of such subordinated Indebtedness in full; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent and/or the Collateral Agent (as applicable) shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) by notice to the Borrower, declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) by notice to the Borrower, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the Secured Parties under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any Event of Default pursuant to clauses (f) or (g) of Section 8.01, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order, subject to the Intercreditor Agreements:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and/or the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and/or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Secured Parties (including reasonable fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and other Secured Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting (i) unpaid principal of the Loans, (ii) Banking Services Obligations and (iii) Secured Swaps Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Fifth, to payment of any other Secured Obligation due to the Administrative Agent or any other Secured Party;

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT; COLLATERAL AGENT

9.01 Appointment and Authority.

(a) Each Secured Party hereby irrevocably designates and appoints the Administrative Agent and the Collateral Agent, each of them individually as the agent of such Secured Party under this Agreement and the other Loan Documents, and each such Secured Party irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacity, jointly and severally, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.

(b) The Administrative Agent and the Collateral Agent may execute any of their duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.02 Rights as a Lender. Each Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender (to the extent it is then the duly registered owner of any Loans) as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, as applicable, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and/or the Collateral Agent hereunder solely in its capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties and their Affiliates as if such Person were not the Administrative Agent and/or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. Neither the Administrative Agent, the Collateral Agent, nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent, as applicable, under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.04 Reliance by Administrative Agent and the Collateral Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent and the Collateral Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each of the Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, the Majority Facility Lenders or all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, the Majority Facility Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.05 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agents, and shall apply to their respective activities in connection with the syndication of the facility provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.

9.06 Resignation of Administrative Agent or Collateral Agent. The Administrative Agent or the Collateral Agent may resign as Administrative Agent or Collateral Agent upon 20 days’ notice to the Lenders, the other Agent and the Borrower. If the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.01(a) or Section 8.01(f) with respect to the Borrower or Holdings shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s (as applicable) rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as applicable, any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is 20 days following a retiring Administrative Agent’s or Collateral Agent’s (as applicable) notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s (as applicable) resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent or the Collateral Agent (as applicable) hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s or Collateral Agent’s (as applicable) resignation as Administrative Agent or Collateral Agent (as applicable), the provisions of this Article IX and of Section 10.04 shall continue to inure to its benefit.

9.07 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent or Collateral Agent, as the case may be, has received notice from a Lender,another Agent, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, the Majority Facility Lenders or all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.08 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent, the Collateral Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or the Collateral Agent (as applicable) or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.

9.09 Indemnification. The Lenders agree to indemnify the Administrative Agent, the Collateral Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.10 No Other Duties, Etc. Neither the Syndication Agent nor any Co-Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.

9.11 Administrative Agent May File Proofs of Claim. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the

Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.12 Collateral and Guaranty Matters. Each Secured Party hereby further (x) authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents and (y) agrees that all exculpatory provisions set forth in this Article IX shall apply to the Administrative Agent and the Collateral Agent in such capacity and that each reference to a Lender or Lenders in such exculpatory provisions shall be deemed to include such Secured Party. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document with respect to the Collateral Documents, and the security interest created thereunder for the benefit of the Secured Parties, in its capacity as Collateral Agent. The exculpatory provisions of this Article shall apply to the Collateral Agent, and shall apply to its activities in its capacity as Collateral Agent.

Each Secured Party irrevocably authorizes the Collateral Agent and/or the Administrative Agent (as applicable), at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon payment in full of all Secured Obligations (other than contingent indemnification obligations, Banking Services Obligations or Secured Swap Obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person becomes an Excluded Subsidiary or ceases to be a Subsidiary of Holdings as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent or the Collateral Agent (as applicable) at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s (as applicable) authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Administrative Agent and/or the Collateral Agent (as applicable) will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such property, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12.

No Banking Services Provider or Secured Swap Counterparty, in such capacities, shall have any voting rights under this Agreement or any other rights whatsoever to participate in the administration or enforcement of the Collateral Documents. For the avoidance of doubt but without limitation, any or all of the Collateral Documents or any rights contained therein may be amended or released pursuant to this Agreement and the other Loan Documents without the consent of any Banking Services Provider or Secured Swap Counterparty.

9.13 Authorization for Intercreditor Agreements. The Lenders irrevocably authorize the Collateral Agent to enter into and perform its obligations under the Intercreditor Agreements and any amendments, restatements, supplements or other modifications thereto approved in accordance with the terms thereof.

9.14 Quebec Security. For greater certainty, and without limiting the powers of the Administrative Agent, the Collateral Agent or any other Person acting as an agent or mandatary for the Administrative Agent or the Collateral Agent hereunder or under any of the other Loan Documents, the Borrower hereby acknowledges that, for purposes of holding any security granted by the Borrower or any other Loan Party on property pursuant to the laws of the Province of Quebec to secure obligations of the Borrower or any other Loan Party under any bond or debenture, JPMorgan Chase Bank, N.A. shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Secured Parties and in particular for all present and future holders of any such bond or debenture. Each Lender hereby irrevocably constitutes, to the extent necessary, JPMorgan Chase Bank, N.A. as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by the Borrower or any other Loan Party in the Province of Quebec to secure the obligations of the Borrower or any other Loan Party under any bond or debenture issued by the Borrower or any other Loan Party. Each assignee of a Lender shall be deemed to have confirmed and ratified the constitution of JPMorgan Chase Bank, N.A. as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of an Assignment and Assumption or any other document pursuant to which they become a party to this Agreement. Each Secured Swap Counterparty or Banking Services Provider that is not a party to this Agreement shall be deemed to have confirmed and ratified the constitution of JPMorgan Chase Bank, N.A. as the holder of such irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) by entering into a Swap Contract or a Banking Services Agreement. Notwithstanding the provisions of section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, N.A. may acquire and be the holder of any bond or debenture. The Borrower hereby acknowledges that such bond or debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec. The execution by JPMorgan Chase Bank, N.A. as fondé de pouvoir of any deeds of hypothec or other documents prior to the date hereof is hereby ratified and confirmed. Each Lender and the Borrower also agree that each of the Administrative Agent and Collateral Agent may hold any bond or debenture issued by the Borrower or any other Loan Party, including as named bondholder or debentureholder or as the Person holding on behalf of the Lenders, the Secured Swap Counterparties and the Banking Services Providers, in accordance with Article 2705 of the Civil Code of Quebec, any bond or debenture pledged in favour of the Lenders, the Secured Swap Counterparties and the Banking Services Providers. JPMorgan Chase Bank, N.A. acting as fondé de pouvoir shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Administrative Agent and/or the Collateral Agent in this Agreement, which shall apply mutatis mutandis to JPMorgan Chase Bank, N.A. acting as fondé de pouvoir. Without limitation, the provisions of Section 9.06 shall apply mutatis mutandis to the resignation and appointment of a successor to JPMorgan Chase Bank, N.A. acting as fondé de pouvoir.

9.15 Appointment by Secured Parties. Each Secured Party that is not a party to this Agreement shall be deemed to have appointed each of the Administrative Agent and the Collateral Agent as its agent under the Loan Documents in accordance with the terms of this Article IX and to have acknowledged that the provisions of this Article IX apply to such Secured Party mutatis mutandis as though it were a party hereto (and any acceptance by such Secured Party of the benefits of this Agreement or any other Loan Document shall be deemed an acknowledgment of the foregoing).

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. (a) Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and Holdings, the Borrower and any other applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(ii) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01(a)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iii) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or change the definition of “Majority Facility Lenders” without the written consent of each Lender under each Facility adversely affected thereby; or

(iv) except in connection with a Disposition permitted under Section 7.03 or as set forth in Section 9.12(b), release all or substantially all of the value of the Guaranty, without the written consent of each Lender; or

(v) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of each Lender; or

(vi) at any time when the total Canadian Tranche Commitments equal or exceed $25,000,000, amend, modify or waive any provision of Article VI, Article VII or Section 8.01 without the written consent of the Majority Facility Lenders of each Facility;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or the Collateral Agent, as applicable, under this

Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Supermajority Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to effect the amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to provide for such additional credit facilities.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans (as defined below), to permit the refinancing of all outstanding Loans (any such refinanced Loans, “Refinanced Loans”), with one or more term loans denominated in Dollars (any such replacement Loans, “Replacement Loans”); provided that, (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of the corresponding tranche of Refinanced Loans, (ii) the Applicable Rate for such Replacement Loans shall not be higher than the Applicable Rate for the corresponding tranche of Refinanced Loans, (iii) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such Refinancing and (iv) all other terms applicable to such Replacements Loans shall be substantially identical to, or less favorable taken as a whole to the Lenders providing such Replacement Loans, than those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the final maturity of the corresponding tranche of Loans in effect immediately prior to such refinancing.

(b) Limitation on Rights of Affiliated Lenders. No Affiliated Lender, in its capacity as Lender, shall have any right:

(i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document, except as set forth in the first proviso of Section 10.01(a) (other than clause (vi) thereof);

(ii) to require the Administrative Agent, the Collateral Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document;

(iii) to attend any meeting with any Agent or Lender or receive any information from any Agent or Lender, in each case in respect of this Agreement, any other Loan Document or the Loans;

(iv) to make or bring any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to its duties and obligations of such Persons under the Loan Documents; or

(v) to support or vote in favor of any reorganization plan of the Borrower (and will be deemed to have voted to reject any plan of reorganization of the Borrower) unless such plan is accepted by the Required Lenders, which for these purposes shall be calculated only with respect to the interests of Lenders other than Holdings and the Affiliated Lenders, and will support and vote in favor of any plan of reorganization of the Borrower (and will be deemed to have voted to support any plan of organization of the Borrower) accepted by the Required Lenders, which for these purposes shall be calculated only with respect to the interests of Lenders other than Holdings and the Affiliated Lenders;

provided, that no amendment, modification, consent or waiver shall (A) deprive any Affiliated Lender, in its capacity as a Lender, of its share of any payments which Lenders are entitled to share on a pro rata basis hereunder, or (B) affect any Affiliated Lender, in its capacity as a Lender, in a manner that is materially disproportionate to the effect of such amendment, modification, consent or waiver on other Lenders of the same class.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone and except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent and the Collateral Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Collateral Agent and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Conversion Notices) given by any Responsible Official of Holdings or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each of Holdings and the Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all direct out-of-pocket losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice given by any Responsible Official of Holdings or the Borrower. All

telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, as applicable, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent, as applicable, in accordance with Section 8.02 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender from exercising set-off rights in accordance with Section 10.08 (subject to the terms of Section 2.10) or (c) any Secured Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent or Collateral Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or Collateral Agent, as applicable, pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Secured Party may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. For the avoidance of doubt, it is understood and agreed that nothing herein shall limit or otherwise restrict the enforcement by any Secured Party of any other rights and remedies such Secured Party may have under applicable law. Notwithstanding any other provision of this Article X to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations to the Secured Parties arising under Banking Services, treasury or cash management agreements and Swap Contracts unless the Administrative Agent has received written notice of such obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services, treasury or cash management Lender or swap counterparty, as the case may be.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent), in connection with the syndication of the facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Collateral Agent and one counsel for all of the Lenders plus in each case one local counsel per applicable jurisdiction) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Holdings and the Borrower. Each of Holdings and the Borrower shall indemnify the Administrative Agent and the Collateral Agent (and any sub-agent of either of the foregoing), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Holdings, the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent and the Collateral Agent (and any sub-agent of either of the foregoing) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that any of the Loan Parties for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent or the Collateral Agent (or any sub-agent of either of the foregoing) or any Related Party of any of the foregoing, but without limiting the obligation of Holdings and the Borrower to do so, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent or the Collateral Agent, as applicable, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent or any Lender, or the Administrative Agent, the Collateral Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or Collateral Agent, as applicable, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than US$1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vi) No assignment to Holdings or any Affiliated Lender. No such assignment shall be made to Holdings or any Affiliated Lender if after giving effect thereto (i) the aggregate Loans held collectively by Holdings and any Affiliated Lender exceeds 25% of the principal amount of Loans or (ii) such Affiliated Lender is not a bona fide diversified fund with significant debt investments managed by a

Person with fiduciary duties owed to such fund. This clause (vi) shall not apply to assignments made by the Administrative Agent in connection with the initial syndication of the Loans.

(vii) Restrictions on Assignments to Tax Related Parties. Without the consent of the Administrative Agent, no such assignment shall be made to any Lender, if after giving effect to such Assignment, the Lender bears a relationship to the Borrower described in Section 108(e)(4) of the Code; provided that consent shall not be required to the extent the Borrower is able to establish to the reasonable satisfaction of the Administrative Agent that, as a result of such assignment, the assigned portion of the Loan will not have original issue discount for U.S. federal income tax purposes, or will have an amount of original issue discount for U.S. federal income tax purposes that is exactly equal to the amount of original issue discount, if any, on the remaining Loan.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no such participations shall be made to any Participant, without the consent of the Administrative Agent, if after giving effect to such participation, the Participant bears a relationship to the Borrower described in Section 108(e)(4) of the Code; provided further that consent shall not be required to the extent the Borrower is able to establish to the reasonable satisfaction of the Administrative Agent that, as a result of such participation, the participated portion of the Loan will not have original issue discount for U.S. federal income tax purposes, or will have an amount of original issue discount for U.S. federal income tax purposes that is exactly equal to the amount of original issue discount, if any, on the remaining Loan. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan for all purposes of this Agreement notwithstanding any notice to the contrary. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) so long as the Participant provides documentation required under Section 3.01 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Collateral Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (subject to the Confidentiality restrictions of this Section 10.07) (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees with a need to know, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent lawfully requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or the Borrower. Each of the Administrative Agent, the Collateral Agent and the Lenders further agrees to use the Information solely in connection with the extension of its Commitments under this Agreement and the exercise of its rights and discharge of its obligations hereunder and under the other Loan Documents.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The confidentiality provisions set forth in this Section shall terminate two years following the date on which all Obligations hereunder (other than contingent indemnification and expense reimbursement obligations not due and payable) have been paid in full.

Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Holdings, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Canadian Federal and provincial and U.S. Federal and state securities Laws.

10.08 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender that are then due and payable (after the expiration of all applicable cure and grace periods), irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate or would result in receipt by that lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Supermajority Lenders as provided in Section 10.01 but requires unanimous consent of all Lenders or all Lenders affected thereby (as applicable), (iv) any Lender is a Defaulting Lender or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee shall be reasonably acceptable to Borrower and may be another Lender, if such other Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. THE BORROWER HEREBY AGREES THAT SERVICE OF ALL WRITS, PROCESS AND SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BROUGHT UNDER THE LOAN DOCUMENTS IN THE STATE OF NEW YORK MAY BE MADE

UPON CT CORPORATION, PRESENTLY LOCATED AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 (THE “PROCESS AGENT”), AND THE BORROWER HEREBY CONFIRMS AND AGREES THAT THE PROCESS AGENT HAS BEEN DULY AND IRREVOCABLY APPOINTED AS ITS AGENT AND TRUE AND LAWFUL ATTORNEY-IN-FACT IN ITS NAME, PLACE AND STEAD TO ACCEPT SUCH SERVICE OF ANY AND ALL SUCH WRITS, PROCESS AND SUMMONSES, AND AGREES THAT THE FAILURE OF THE PROCESS AGENT TO GIVE ANY NOTICE OF ANY SUCH SERVICE OF PROCESS TO THE BORROWER SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT BASED THEREON.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of Holdings and the Borrower acknowledges and agrees that (except as expressly set forth in an engagement letter between Holdings or the Borrower and J.P. Morgan Securities Inc. or the Administrative Agent): (i) the facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Collateral Agent and each Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Holdings, the Borrower, or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Collateral Agent nor any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Holdings or the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Collateral Agent or any other Arranger has advised or is currently advising Holdings or the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent, the Collateral Agent nor any Arranger has any obligation to Holdings or the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Collateral Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings or the Borrower and their Affiliates, and neither the Administrative Agent, the Collateral Agent nor any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Collateral Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby

(including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings and the Borrower have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Holdings and the Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Collateral Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

10.18 Anti-Money Laundering Legislation. (a) Each of Holdings and the Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding Holdings, the Borrower, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of Holdings and the Borrower, and the transactions contemplated hereby. Each of Holdings and the Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of Holdings or the Borrower or any authorized signatories of Holdings or the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of Holdings or the Borrower or any authorized signatories of Holdings or the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from Holdings or the Borrower or any such authorized signatory in doing so.

10.19 Intercreditor Agreements. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of the Intercreditor Agreements, this Agreement and any other Loan Document with respect to any right or remedy of the Secured Parties relating to the Collateral, the terms of the Intercreditor Agreements shall govern and control. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent and the Collateral Agent (and the Lenders and the other Secured Parties) with respect to the Collateral shall be subject to the terms of the Intercreditor Agreements, and any obligation of any Loan Party hereunder or under any other Loan Document with respect to the delivery or control of any ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any ABL Priority Collateral, shall be deemed to be satisfied if such Loan Party complies with the requirements of the similar provision of the applicable ABL Document.

ARTICLE XI

GUARANTY

11.01 Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable out-of-pocket costs and reasonable expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent and the Secured Parties in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower or any other Guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Secured Party that extended any portion of the Guaranteed Obligations.

11.02 Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent or any Secured Party to sue the Borrower, any other Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

11.03 No Discharge or Diminishment of Guaranty. (a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Secured Party, or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Collateral Agent or any Secured Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

11.04 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Collateral Agent may, at its election, realize upon or otherwise dispose of any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

11.05 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until all Guaranteed Obligations (other than contingent indemnification and expense reimbursement obligations not due and payable) have been paid in full.

11.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Secured Parties are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Secured Party.

11.07 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each

Guarantor assumes and incurs under this Guaranty, and agrees that neither the Administrative Agent nor any Secured Party shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

11.08 Maximum Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any corporate law, or any provincial, state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Secured Parties to the maximum extent not subject to avoidance, invalidity or unenforceability under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Secured Parties hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

11.09 Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s Applicable Percentage of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article XI, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Secured Parties and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

11.10 Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article XI is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the Secured Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

POSTMEDIA NETWORK CANADA CORP.

By:	/s/ Paul Godfrey
Name:	Paul Godfrey
Title:	President and Chief Executive Officer

POSTMEDIA NETWORK INC.

By:	/s/ Paul Godfrey
Name:	Paul Godfrey
Title:	President and Chief Executive Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Peter B. Thauer
Name:	Peter B. Thauer
Title:	Executive Director

MORGAN STANLEY SENIOR FUNDING, INC. as Syndication Agent

By:	/s/ Lisa M. Hanson
Name:	Lisa M. Hanson
Title:	Authorized Signatory

BANK OF MONTREAL as Co-Documentation Agent and Lender

By:	/s/ Martin Stevenson
Name:	Martin Stevenson
Title:	Director

CANADIAN IMPERIAL BANK OF COMMERCE as Co-Documentation Agent and Lender

By:	/s/ William J. Chrumka
Name:	William J. Chrumka
Title:	Executive Director

CANADIAN IMPERIAL BANK OF COMMERCE as Co-Documentation Agent and Lender

By:	/s/ Stephen Redding
Name:	Stephen Redding
Title:	Executive Director

THE BANK OF NOVA SCOTIA as Co-Documentation Agent and Lender

By:	/s/ Daniel Grouix
Name:	Daniel Grouix
Title:	Managing Director

THE BANK OF NOVA SCOTIA as Co-Documentation Agent and Lender

By:	/s/ Heather Wylie
Name:	Heather Wylie
Title:	Director

ROYAL BANK OF CANADA as Co-Documentation Agent and Lender

By:	/s/ Thomas Paton
Name:	Thomas Paton
Title:	Authorized Signatory

THE TORONTO-DOMINION BANK as Co-Documentation Agent and Lender

By:	/s/ Gouri Yajaman
Name:	Gouri Yajaman
Title:	Vice President & Director

THE TORONTO-DOMINION BANK as Co-Documentation Agent and Lender

By:	/s/ Sundeep Dhillon
Name:	Sundeep Dhillon
Title:	VP